Exhibit 99.14

EXECUTION VERSION

TRANSACTION AGREEMENT

among

AVOCENT CORPORATION

(a Delaware corporation),

CRIMSON ACQUISITION CORP.,
(a Delaware),

LANDESK GROUP LIMITED

(an Irish company),

and

THE SHAREHOLDER REPRESENTATIVE

Dated April 26, 2006

i

ii

iii

TRANSACTION AGREEMENT

INTRODUCTION

This TRANSACTION AGREEMENT is dated as of April 26, 2006 (“Agreement Date”). The parties are Avocent Corporation, a Delaware corporation (“Acquiror”), Crimson Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Acquiror (“Buyer”), LANDesk Group Limited, a company incorporated in Ireland under company registered number 316974, formerly known as LANDesk Holdings Ireland Limited (the “Company”), and Vector Capital Corporation, solely in its capacity as the Shareholder Representative (as defined below).

BACKGROUND

WHEREAS, Buyer desires to acquire all of the issued shares in the capital of the Company, and Buyer is prepared to make an offer to purchase such shares on the terms and subject to the conditions contained in the Offer Materials;

WHEREAS, the board of directors of the Company has unanimously determined, after consultation with its advisors, and after considering other relevant factors, that it would be in the best interests of the Company for the directors to cooperate with Acquiror and Buyer and take all reasonable action to support the offer to be made by Buyer on the terms and subject to the conditions contained herein;

WHEREAS, in connection with this Agreement, Acquiror and Buyer have entered into irrevocable undertakings (the “Irrevocable Undertaking”) with the Shareholders set forth on Exhibit A hereto in the form of Exhibit B hereto;

WHEREAS, contemporaneously herewith, Acquiror, Buyer and Synovus Trust Company, N.A. as escrow agent (the “Escrow Agent”) will enter into an escrow agreement (the “Escrow Agreement”) in substantially the form of Exhibit C hereto;

WHEREAS, Acquiror has entered into this Agreement so as to facilitate the proposed offer by Buyer and the other Transactions;

NOW, THEREFORE, in consideration of the respective covenants, promises, representations and warranties set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

For convenience, certain terms used in this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined). Capitalized terms used, but not defined herein shall have the meanings ascribed to them in the Offer Materials.

“1990 Act” is defined in Section 4.1(d)(i).

“Acceptance” means the acceptance of the Offer by the due execution and delivery of a Form of Acceptance.

“Accounts Receivable” means all accounts receivable of the Company that are reflected in the Company Financial Statements or on the accounting records of the Company as of the Closing Date.

“Acquiror Common Stock Value” means the average closing price of Acquiror Common Stock on the NASDAQ National Market System for the ten (10) consecutive trading days ending on and including the trading day that is two (2) trading days immediately prior to the Closing Date.

“Acquiror Common Stock” means the shares of common stock, par value $0.001 per share, of Acquiror.

“Acquiror Disclosure Schedules” is defined in Article 5.

“Acquiror’s Financial Statements” is defined in Section 5.4.

“Acquiror Material Adverse Effect” is defined in Section 5.1.

“Acquiror Officer’s Certificate” is defined in Section 8.2(c).

“Acquiror Option” means a stock option to purchase shares of Acquiror Common Stock.

“Acquiror Preferred Stock” is defined in Section 5.2(a).

“Acquiror SEC Documents” is defined in Section 5.4.

“Acquiror” is defined in the Introduction.

“Acquisition Proposal” means any proposal or offer relating to (a) any merger or consolidation, or any sale or license of substantial assets outside the ordinary course of business, or similar transactions involving the Company, or (b) sales or issuances by the Company of any shares in the capital of the Company (including, without limitation, in an equity financing or by way of a tender offer or an exchange offer), other than issuances upon exercise of Company Share Options outstanding as of the date of this Agreement.

“Additional Cash Consideration” means the quotient obtained by dividing (i) the Per Share Contingent Cash Distribution Amount, by (ii) the Unvested Option Exchange Ratio.

“Additional Stock Consideration” means the quotient obtained by dividing (i) the Per Share Escrow Amount, by (ii) the Unvested Option Exchange Ratio.

“Affiliates” means, with respect to a particular party, Persons controlling, controlled by or under common control with that party, as well as any executive officers, directors and majority-owned entities of that party and of its other Affiliates; provided, however, that no Person controlled by any Affiliate of the Company, to the extent that such Affiliate is an investment fund or vehicle, or a director, officer, partner or member of such investment fund or vehicle, shall be deemed to be an “Affiliate” hereunder.

“Agreement Date” is defined in the Introduction.

“Agreement” means this Transaction Agreement, including all schedules, annexes and exhibits hereto.

“Assets” means all of the assets and properties of the Company and its Subsidiaries, real and personal, tangible and intangible, wherever situated and whether or not reflected on the Current Balance Sheet.

“Assignee” is defined in Section 11.2.

“Audited” or “audited,” when used in reference to financial statements, shall refer to financial statements prepared on an accrual basis and otherwise in accordance with GAAP, consistently applied, and audited in accordance with generally accepted auditing standards.

“Borrowed Money Indebtedness” means with respect to the Company or any of its Subsidiaries all indebtedness or guarantees of indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money and all interest, fees, or penalties related to the foregoing.

“Business Day” means any calendar day which is not a Saturday, Sunday or public holiday under the Laws of New York, New York or Dublin, Ireland.

“Business” means the existing business and operations of the Company and its Subsidiaries, taken as a whole.

“Buyer Parties” means Acquiror and Buyer.

“Buyer” is defined in the Introduction.

“CFO Certificate” is defined in Section 3.2(a)(ix).

“Charter Documents” means an entity’s certificate, memorandum or articles of association, incorporation or formation, certificate defining the rights and preferences of securities, bylaws, articles of organization, general or limited partnership agreement, operating agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity.

“Closing Date” is defined in Section 3.1.

“Closing” is defined in Section 3.1.

“Code” means the US Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

“Company Employee Plan” shall refer to any material plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind (other than workers’ compensation, unemployment compensation and other programs, in each case, of a Government Entity), whether written or unwritten, funded or unfunded, including, each “employee benefit plan”, within the meaning of Section 3(3) of ERISA which is or has since September 18, 2002 been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any “Employee” or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation.

“Company Financial Statements” means the audited consolidated balance sheet of the Company as of December 31, 2005 and the related statements of income and cash flows for the 12-month period then ended and the unaudited consolidated balance sheet of the Company as of March 31, 2006 and the related statements of income and cash flows for the three-month period then ended.

“Company Intellectual Property” is defined in Section 4.19(a)(v).

“Company Legal Opinion” is defined in Section 8.1(f).

“Company Officer’s Certificate” is defined in Section 8.1(c).

“Company Ordinary Shares” means the Company’s U.S. $0.00001 ordinary shares in the capital of the Company.

“Company Participants” is defined in Section 7.4(b).

“Company Preferred Shares” means the Company’s U.S. $0.001 Series A convertible preference shares in the capital of the Company.

“Company Covered Products” is defined in Section 4.19(a)(i).

“Company Registered Intellectual Property Rights” is defined in Section 4.19(a)(vii).

“Company Share Option Plan” means the Company’s 2002 Stock Option Plan, as amended and restated.

“Company Share Option” means an option to purchase Ordinary Shares granted under the Company Share Option Plan.

“Company Source Code” is defined in Section 4.19(a)(x).

“Company Transaction Expenses” means those expenses incurred by the Company and its Subsidiaries on their behalf or on behalf of the Shareholders in connection with the preparation of the Transaction Documents, the carrying out of the provisions of this Agreement and the consummation of the Transactions as of the Closing Date, including legal, accounting, financial advisor, and other professional service provider’s fees and expenses but not including any such expenses incurred directly by any Shareholder.

“Company Warrants” means those warrants issued by the Company pursuant to that certain Warrant Agreement, dated as of September 18, 2002, which warrants are exercisable for, in the aggregate, 5,061,728 Company Ordinary Shares, to those parties to the LANDesk Ireland Limited Company Ordinary Shares Warrant Agreement.

“Company” is defined in the Introduction.

“Compulsory Acquisition” is defined in Section 2.3.

“Conflict” is defined in Section 4.5.

“Consents” is defined in Section 4.5.

“Contingent Cash Period” means the period commencing as of January 1, 2006 and ending December 31, 2006, inclusive.

“Contract” means any binding written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, license, sublicense, insurance policy, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect.

“Covered Claims” is defined in Section 7.2(a).

“Current Balance Sheet” is defined in Section 4.8(a).

“Damages” means any Liabilities, claims, demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description incurred by such Indemnified Party in connection therewith, but excluding punitive, incidental and consequential damages, lost profits and other amounts of a speculative nature).

“Default” or “default” means (i) a breach, default or violation, (ii) the occurrence of an event or an omission that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or (iii) with respect to any Contract, the occurrence of an event or an omission that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, revocation of license or acceleration, or a right to receive damages or a payment of penalties.

“Development” is defined in Section 6.6.

“Disclosure Schedules” is defined in Article 4.

“DOJ” is defined in Section 3.3(a)(ii).

“DOL” is defined in Section 4.25(b).

“Employee Agreement” means each management, employment, severance, consulting, relocation, repatriation, expatriation, or other Contract between the Company or any Affiliate of the Company and any Employee, other than offer letters for at-will employment for Employees who are not executive officers of the Company.

“Employee” means any current, former, or retired employee, individual consultant retained directly by the Company or such Affiliate, or director of the Company or any Affiliate of the Company.

“Environmental Claims” is defined in Section 4.30(b)(i).

“Environmental Laws” is defined in Section 4.30(b)(ii).

“Environmental Permit” is defined in Section 4.30(b)(i).

“ERISA Affiliate” means, with respect to any entity, all other entities that are treated as a single employer with that entity pursuant to sections 414(b), 414(c), 414(m), and/or 414(o) of the Code.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules issued thereunder, or any successor Law.

“Escrow Agent” is defined in the Background.

“Escrow Agreement” is defined in the Background.

“Escrow Fund” is defined in Section 3.2(b)(iii).

“Escrowed Consideration” means that number of shares of Acquiror Common Stock included in the Stock Consideration that are equal to $60,000,000, divided by the Acquiror Common Stock Value, as rounded to the nearest whole share.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” means American Stock Transfer & Trust Company.

“Fairness Determination” is defined in Section 6.5(d)(i).

“Fairness Hearing” is defined in Section 6.5(d)(i).

“Final Loan Stock Balance” means the total amount accrued for principal and interest related to the Loan Stock outstanding as of the Closing Date.

“Floor Price” means that Acquiror Common Stock Value that will result in the total number of shares of Acquiror Common Stock to be issued or issuable by Acquiror as the Stock Consideration and upon the exercise of all Acquiror Options to be granted to holders of Unvested

Company Options (assuming that such Acquiror Options are fully exercisable) to equal 19.9% of the outstanding shares of Acquiror Common Stock as of the close of business on the trading day that is two (2) trading days immediately prior to the Closing Date.

“Form of Acceptance” means the form of acceptance, election and authority relating to the Offer accompanying the Offer Letter.

“Form S-4” is defined in Section 6.5(a).

“FTC” is defined in Section 3.3(a)(ii).

“Fully Diluted Company Share Amount” means the total number of Company Ordinary Shares issued as of the Closing Date (including that number of Company Ordinary Shares acquirable on conversion of all then outstanding Company Preferred Shares) after giving effect to the exercise or deemed exercise prior to Closing of all Vested Company Options and the exercise or termination of all Company Warrants, but excluding all Company Ordinary Shares underlying Unvested Company Options.

“GAAP” means Generally Accepted Accounting Principles of the US.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the US, the PRC, Ireland, any foreign country or any domestic or foreign federal, state, county, city, local, municipal or other political subdivision.

“Hazardous Material” is defined in Section 4.30(b)(iv).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indemnitees” is defined in Section 7.2(a).

“Initial Cash Consideration” means $200,000,000, less the Final Loan Stock Balance, plus fifty percent (50%) of the Vested Option Exercise Amount.

“Initial Consideration” means the sum of (a) the Initial Cash Consideration and (b) Stock Consideration, reduced by the Escrowed Consideration.

“Intel Contingent Obligation” means any and all remaining amounts payable to Shareholder Intel Corporation pursuant to Section 2.08 of that certain Amended and Restated Purchase and Contribution Agreement, dated as of September 18, 2002 between the Company, Intel Corporation and certain Shareholders.

“Intellectual Property Rights” is defined in Section 4.19(a)(iv).

“International Employee Plan” means any material plan, program, policy, practice, contract, agreement or other arrangement, including any Company Employee Plan, that has been adopted or maintained by the Company or any of its Subsidiaries, whether informally or formally, or with respect to which the Company or any of its Subsidiaries will or may have any liability, for the benefit of Employees who perform services outside the United States.

“Irrevocable Undertaking” is defined in the Background.

“IRS” is defined in Section 4.25(a).

“Key Employees” mean the following employees of the Company: Tom Davis, Terry Haas, Ron Gibbons, Bob MacFarlane, Dave Taylor, Corey Ercanbrack, William Smith and David Breck.

“Knowledge” or “Known” shall mean, with respect to the Company, the knowledge of the Company’s and each of its Subsidiaries’ officers and members of the board of directors, and shall be deemed that such persons shall have made due and diligent inquiry of all relevant employees and consultants of the Company and any of its Subsidiaries.

“Law” means any statute, law, ordinance, regulation, order or rule of any Governmental or Regulatory Authority, including those covering employment, employee benefits, energy, safety, health, information technology, privacy, transportation, bribery, recordkeeping, zoning, antidiscrimination, antitrust, unfair competition or trade practices, wage and hour, and price and wage control matters.

“Lease” is defined in Section 4.18(a).

“Lender” means any Person to whom the Company or any of its Subsidiaries has any Liability to pay for Borrowed Money Indebtedness.

“Liability” means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, due or reasonably expected to become due and the term “Liabilities” shall be construed accordingly.

“Liens” means any lien, mortgage, security, interest, pledge, restriction on transferability (other than those imposed by applicable securities Laws), defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest.

“Litigation” means any lawsuit, claim, action, arbitration, administrative or other governmental proceeding or criminal prosecution.

“Loan Stock” means the Company’s redeemable loan stock in the aggregate principal amount of $25,394,000 issued on September 18, 2002.

“Material Adverse Effect” means any change, event, effect, occurrence, violation, inaccuracy, circumstance or development that, either alone or in combination with any other change, event, effect, occurrence, violation, inaccuracy, circumstance or development, is, or is reasonably likely to be, materially adverse to the Business, Assets, financial condition, operations or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination with any other, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect: any change, event, effect, occurrence, violation, inaccuracy, circumstance or development that is caused by or result from (A) conditions affecting the industry in which the Company participates, in each case not having a disproportionate effect on the Company and its Subsidiaries taken as a whole, (B) general economic changes, foreign or domestic, not specifically related to the Company, (C) the Company’s compliance with its obligations pursuant to the Transactions or the Transaction Agreement, (D) the execution, announcement or pendency of the Transactions or the Transaction Agreement, (E) all actions by the Company which have been agreed to, directed or consented to by or on behalf of Acquiror, or (F) the outbreak or escalation of war, hostilities or terrorist activities, either in the US or elsewhere, in each case not having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole; provided, however, that the Company shall bear the burden of proof in a proceeding with regard to establishing that the Material Adverse Effect on the Company resulted from the direct effect of one of the events described in clauses (A) through (F) above.

“Matheson Ormsby Opinion” is defined in Section 8.1(g).

“Multiemployer Plan” means any Pension Plan which is a “multiemployer plan”, as defined in Section 3(37) of ERISA.

“NDA” is defined in Section 11.1.

“Offer Letter” means the offer letter from Buyer to all of the Shareholders and all of the holders of Vested Company Options and Company Warrants, together with all Schedules and Annexes forming a part thereof including, the Form of Acceptance enclosed therewith, substantially in the form of Exhibit D hereto, with such changes as shall be agreed to by Company and Acquiror, and any extension, amendment, clarifications or additions thereto subsequently issued by Buyer.

“Offer Materials” means the Offer Letter and any other documentation delivered in connection therewith or pursuant to Section 6.5 hereof.

“Offer” means the offer made on the terms and the conditions set forth in the Offer Letter by Buyer for all of the Shares.

“Open Source Agreement(s)” is defined in Section 4.19(a)(viii).

“Open Source Company Software” is defined in Section 4.19(a)(ii).

“Optionholder” means a Person who holds a Company Share Option as of the Closing Date.

“Ordinary course” or “ordinary course of business” means, with respect to the Company, the ordinary course of commercial operations customarily engaged in by the Company and its Subsidiaries, consistent with past practices.

“Other Antitrust Law or Laws” means the antitrust or competition Laws of all jurisdictions other than the US.

“Patents” is defined in Section 4.19(a)(iv).

“Pension Plan” shall refer to each Company Employee Plan which is an “employee pension benefit plan”, within the meaning of Section 3(2) of ERISA.

“Per Share Contingent Cash Distribution Amount” means that dollar amount equal to (i) the Contingent Cash Consideration, divided by (ii) the Fully Diluted Company Share Amount.

“Per Share Escrow Amount” means that: (i) number of shares of Acquiror Common Stock in the Escrowed Consideration, as reduced for any shares of Acquiror Common Stock withheld or applied to satisfy Damages in accordance with Schedule 4 and Schedule 5 of the Offer Document and the Escrow Agreement, divided by: (ii) the Fully Diluted Company Share Amount.

“Per Share Initial Cash Distribution Amount” means that dollar amount equal to: (i) the Initial Cash Consideration, less $2,861,348, divided by (ii) the Fully Diluted Company Share Amount.

“Per Share Stock Distribution Amount” means that number of shares of Acquiror Common Stock determined as follows: (i) the Stock Consideration reduced by the Escrowed Consideration and divided by (ii) the Fully Diluted Company Share Amount.

“Permit Materials” is defined in Section 6.5(d)(i).

“Permits” means any permits, licenses, franchises, registrations, certificates, variances, exemptions, consents, approvals and other authorizations granted by any Governmental or Regulatory Authority.

“Permitted Liens” means (i) Liens for taxes, assessments or similar charges not yet due and payable or which are being contested in good faith and for which adequate reserves have been established on the Current Balance Sheet or after the date of thereof in the ordinary course of business; (ii) Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens securing obligations incurred in the ordinary course of business; (iii) Liens, including easements, rights of way, objections, reservations, consents, tenancies, licenses and the like affecting any real property, in each case of public record, visible upon a physical inspection of the real property or otherwise disclosed in the Disclosure Schedules; (iv) Liens against the interests of the landlord under any of the Leases; and (v) Liens that are not material in amount and that do not adversely affect the Company’s or its Subsidiaries’ use of the property subject thereto.

“Person” means any natural person, corporation, partnership, limited liability company, proprietorship, association, joint venture, trust or other legal entity.

“PRC” means the People’s Republic of China, for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan.

“Preferred Share Initial Cash Distribution Amount” means that dollar amount equal to the sum of $0.02855 and the Per Share Initial Cash Distribution Amount.

“Proprietary Company Software” is defined in Section 4.19(a)(xi).

“PTO” is defined in Section 4.19(b).

“Public Software” is defined in Section 4.19(a)(ix).

“Registered Intellectual Property Rights” is defined in Section 4.19(a)(vi).

“Release” is defined in Section 4.30(b)(v).

“Relief” includes any loss, relief, allowance, credit, deduction, exemption, set-off or right to repayment of Tax, including, without limitation any deduction in computing income, profits or gains for the purposes of any Tax.

“Required Consents” is defined in Section 4.5.

“SDCA” is defined in Section 4.14(g).

“SEC” is defined in Section 5.4.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Securities Condition” is defined in Section 6.5(d)(iii).

“Selling Shareholder” means, in respect of any Share(s), the Registered Shareholder of such Share(s) who accepts the Offer in accordance with the terms of this Offer Letter.

“Shareholder Representative” is defined in Section 10.1.

“Shareholder Representative Provisions” is defined in Section 10.1.

“Shareholders” mean all registered and beneficial owners of the Shares.

“Shares” mean the issued shares in the capital of the Company.

“Source Code Escrow Agreement” is defined in Section 4.19(u).

“Spreadsheet” is defined in Section 6.8.

“Stamp Tax” means any stamp, registration or other transaction or documentary tax charged in accordance with the SDCA in respect of the transfer of Shares pursuant to the Offer.

“Stock Consideration” means that number of shares of Acquiror Common Stock determined by dividing $200,000,000 by the Acquiror Common Stock Value.

“Strategic Investors” mean the following shareholders of the Company:  Orca Capital Corporation, Intel Atlantic, Inc., Vector Capital and its affiliates, vSpring SBIC, L.P., WS Investment Company, LLC, Blueprint Ventures and its affiliates, Westbridge Ventures, L.P., and TCO/WB LLC.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which (i) if a corporation, at least 50% of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association, joint venture or other business entity, at least 50% of the partnership, joint venture or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Tax Authority” means any authority or body whether national or otherwise having the power or authority or other function in relation to Tax.

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) relating to Taxes required to be filed or actually filed with a Governmental or Regulatory Authority.

“Tax” or “Taxes” means: (i) all taxes, charges, fees, levies or other assessments, including income, corporation, capital gains, gross receipts, value-added, excise, withholding, personal property, real estate, sales, use, ad valorem, license, lease, service, severance, stamp, capital duties, transfer, payroll, employment, unemployment, social security, customs, duties, alternative, add-on minimum, estimated and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment) whether arising in the US, Ireland or elsewhere; (ii) any Liability for or in respect of the payment of any amount of a type described in clause (i) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes; or (iii) any Liability for or in respect of the payment of any amount described in clauses (i) or (ii) of this definition as a transferee or successor, by Contract or Law.

“Technology” is defined in Section 4.19(a)(iii).

“Third Party Code” is defined in Section 4.19(a)(xii).

“Trade Secrets” is defined in Section 4.19(a)(iv).

“Trademarks” is defined in Section 4.19(a)(iv).

“Transaction Documents” means this Agreement, the Offer Materials and any other certificate or agreement required to be executed and delivered pursuant to the terms hereof or thereof.

“Transactions” means the Offer and the other transactions contemplated by the Transaction Documents.

“Unvested Company Options” means all outstanding Company Share Options other than Vested Company Options.

“Unvested Option Exchange Ratio” means the sum of (i) the Per Share Initial Cash Distribution Amount divided by the Acquiror Common Stock Value, and (ii) the Per Share Stock Distribution Amount.

“US” means the United States of America.

“Vested Company Options” means all outstanding Company Share Options which according to their terms and conditions are vested and exercisable as of the Closing.

“Vested Option Exercise Amount” shall mean the aggregate exercise price payable with respect to all Vested Company Options that would be deducted from the amounts paid with respect to Vested Company Options pursuant to Section 2.5 hereof.

“Warrant Holder” means a Person who holds a Company Warrant as of the Closing Date.

ARTICLE 2

THE OFFER

2.1                                 Terms.

(a)                                  On the terms and subject to the conditions of this Agreement, Buyer shall make, and Acquiror shall cause Buyer to make, the Offer to all Shareholders and holders of Vested Company Options and Company Warrants and mail the Offer Materials to all Shareholders and holders of Vested Company Options and Company Warrants within two (2) Business Days following the date the Securities Condition is satisfied.

(b)                                 The Offer will be made in accordance with applicable Laws and shall expire no earlier than twenty (20) Business Days after the Offer is mailed to Shareholders and holders of Vested Company Options and Company Warrants, subject to the right of Buyer to extend the period during which Shares may be accepted without the prior written consent of the board of directors of the Company if such extension is required by applicable Law and then for such additional days as required by applicable Law. Any extension not set forth in this Section 2.1(b) shall require the prior written consent of the board of directors of the Company, which consent shall not be unreasonably withheld, delayed or conditioned.

(c)                                  It is understood and agreed that Buyer may, but subject to applicable Laws and this Agreement, amend, supplement, modify or waive any term or condition of the Offer; provided, however, that in the event that any of the conditions for the Offer are not satisfied or waived as of the scheduled expiration date of the Offer, Buyer shall extend the Offer until either (A) all of the conditions to the Offer are satisfied or waived or (B) this Agreement is terminated pursuant to Section 3.3, and that Buyer will not, except as provided in Section 2.1(b), without the prior written consent of the board of directors of the Company, (i) decrease the consideration per Share, (ii) change the form of consideration payable under the Offer (other than to add additional consideration), (iii) except as may be required by applicable Laws, impose additional conditions to the Offer or (iv) make any other change to the terms and conditions of the Offer that is, or would be reasonably likely to, adversely affect the Shareholders.

2.2                                 Company Support for the Offer. The Company has provided the Buyer Parties with a true and correct list of the registered owners of the Shares together with their addresses as they appear on the Company’s share records and respective registered holdings of Shares. The Company shall furnish reasonably promptly to Buyer (i) any changes to the addresses and respective holdings of the Shares by the registered or beneficial holders of Shares, such changes which the Company is or becomes aware and (ii) such additional information and assistance as the Buyer Parties may reasonably request.

2.3                                 Section 204 Procedure. After the Offer has been accepted by holders of not less than 80% in nominal value of each class of Shares in the share capital of the Company, Buyer shall, and Acquiror shall cause Buyer to, use its reasonable best efforts (to the maximum extent possible) to acquire the remainder of the Shares from Shareholders who have not accepted the Offer pursuant to Section 204 of the Companies Act 1963 of Ireland (the “Compulsory Acquisition”). If the Compulsory Acquisition is not available for any reason, the Buyer Parties shall pursue any other means available under applicable Law, and shall use their reasonable best efforts with respect to, acquiring any remaining Shares not tendered in the Offer on the same terms and conditions (including price) as the Shares tendered in the Offer. The Company shall use its commercially reasonable efforts to cooperate with and assist the Buyer Parties in completing any such Compulsory Acquisition, or such other means available under applicable Law, of acquiring any remaining Shares not tendered in the Offer. The Buyer Parties shall use their respective commercially reasonable efforts to complete any such Compulsory Acquisition, or such other means available under applicable Law, of acquiring any remaining Shares not tendered in the Offer as promptly as practicable after the Closing.

2.4                                 Treatment of Company Warrants. Any Company Warrants must be exercised on or before the Closing Date. To the extent any Company Warrant is not exercised prior to the Closing Date, such Company Warrants will terminate as of the Closing Date. The Company shall, prior to the Closing, take all action and give all notices necessary to effect the treatment of Company Warrants contemplated by this Section 2.4.

2.5                                 Treatment of Company Share Options. Each Vested Company Option outstanding as of the Closing Date must be exercised on or before the Closing Date in accordance with the Company Share Option Plan. To the extent any Vested Company Option is not exercised prior to the Closing Date, such Company Share Options will be cancelled as of the Closing Date in exchange for the right to receive the payment equal to that amount set forth in the Offer Document for each issued Company Ordinary Share less the exercise price of such Vested Company Option (such payment to be net of taxes required by law to be withheld with respect thereto). Each Unvested Company Option outstanding as of the Closing Date will be assumed by Acquiror and converted into an Acquiror Option, which shall provide for the same vesting schedule under the Company Share Option Plan and its respective stock option agreement. Each such assumed Unvested Company Option shall continue to be subject to the terms and conditions set forth in the Company Share Option Plan and the option agreement evidencing such assumed Unvested Company Option, except that (i) each such Unvested Company Option will be exercisable for that number of whole shares of Acquiror Common Stock (rounded down to the nearest whole share of Acquiror Common Stock) equal to the product of the number of Company Ordinary Shares that would be issuable upon exercise of such Unvested Company Option immediately prior to the Closing, assuming that all vesting conditions applicable to such Unvested Company Option were then satisfied, multiplied by the Unvested Option Exchange Ratio, (ii) for each resulting share of Acquiror Common Stock subject to an Acquiror Option issued to a holder of such Unvested Company Option, such holder shall be entitled to receive, in the manner specified below, the Additional Stock Consideration and the Additional Cash Consideration, in either case if any, and (iii) the per share exercise price for the shares of Acquiror Common Stock issuable upon exercise of such assumed Unvested Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Ordinary Shares at which the Unvested Company Option was exercisable immediately prior to the Closing by the Unvested Option Exchange Ratio, rounded up to the nearest whole cent. On or before January 31 of each calendar year following the date upon which the Contingent Cash Consideration, if any, is paid to the Shareholders, each former holder of an Unvested Company Option shall be entitled to receive the Additional Cash Consideration, if any, payable with respect to each share of Acquiror Common Stock subject to such holder’s Acquiror Option for which such Acquiror Option has become exercisable during the preceding calendar year (or in the case of the first such distribution, each such share of Acquiror Common Stock for which such Acquiror Option has become exercisable from the Closing Date to the end of the preceding calendar year), which distributions shall continue until all Additional Cash Consideration has been paid for shares of Acquiror Common Stock exercisable under such Acquiror Option. On or before January 31 of each year following the date on which the Escrowed Consideration, if any, is disbursed to the Shareholders, each such former holder of an Unvested Company Option shall further be entitled to receive the Additional Stock Consideration, if any for each such share of Acquiror Common Stock for which such Acquiror Option has become exercisable during the preceding calendar year (or in the case of the first such distribution, each such share of Acquiror Common Stock for which such Acquiror Option has become exercisable from the Closing Date to the end of the preceding calendar year), until all Additional Stock Consideration has been paid for shares of Acquiror Common Stock exercisable under such Acquiror Option. As soon as practicable after the Closing Date, Acquiror shall deliver to each holder of an outstanding assumed Unvested Company Option an appropriate notice setting forth such holder’s rights pursuant thereto and that such assumed Unvested Company Option shall continue in effect on the same terms and conditions as the Unvested Company Option (subject to the adjustments described herein after giving effect to the Transaction). The Company shall, prior to the Closing, take all action and give all notices necessary to effect the treatment of Company Share Options contemplated by this Section 2.5. It is the intention of the parties that each Unvested Company Option so assumed by Acquiror shall qualify following the Closing Date as an incentive stock option as defined in Section 422 of the Code to the extent such Unvested Company Option qualified as an incentive stock option prior to the Closing Date.

2.6                                 Withholding. Each of Acquiror, Buyer and the Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the Offer Materials to any Shareholder, Warrant Holder or Optionholder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Law relating to Taxes. To the extent that amounts are so withheld by the Company, Acquiror or Buyer, as the case may be, such withheld amounts (i) shall be remitted by Company, Acquiror or Buyer, as the case may be, to the applicable Governmental or Regulatory Authority, and (ii) shall be treated for all purposes of this Agreement as having been paid to the Shareholder, Warrant Holder or Optionholder in respect of which such deduction and withholding was made by the Company, Acquiror or Buyer, as the case may be; provided, however, that Acquiror shall use reasonable commercial efforts to provide notice to the Shareholder Representative at least (5) Business Days prior to the withholding of any amount, and shall consult with the Shareholder Representative with respect to, in either case, the withholding of any amount payable to any Shareholder, Warrant Holder or Optionholder (other than in respect of Unvested Company Options) if such withholding is not with respect to the performance of services by such Shareholder, Warrant Holder or Optionholder as an employee.

ARTICLE 3

CLOSING.

3.1                                 Location; Date. The consummation of the Transactions (the “Closing”) shall be held at the offices of Morrison & Foerster LLP, 755 Page Mill Road, Palo Alto, California 94304 on a date which shall be no later than two Business Days after satisfaction or waiver of the conditions set forth in Sections 8.1 and 8.2 (other than those conditions which are to be satisfied or waived as of the Closing Date) or at such other date and place as may be mutually agreed upon by Acquiror and the Company (the “Closing Date”).

3.2                                 Deliveries. At the Closing:

(a)                                  The Company shall deliver, or shall cause to be delivered, each of the following to Acquiror, unless Acquiror waives the delivery thereof:

(i)                                     The written resignations of each director and officer of the Company set forth on
Schedule 3.2(a)(i);

(ii)                                  The Company Officer’s Certificate;

(iii)                               The Company Legal Opinion;

(iv)                              The Matheson Ormsby Opinion;

(v)                                 Written confirmation, in form reasonably satisfactory to Acquiror, that the Intel Contingent Obligation has been paid in full by the Company;

(vi)                              Evidence of releases of all Liens on the Assets set forth in Schedule 3.2(a)(vi);

(vii)                           A certificate of the Secretary of the Company in form and substance reasonably acceptable to Acquiror, certifying as to (A) the authorization of the board of directors of the Company of this Agreement and the transactions contemplated hereby; (B) the names and the signatures of the Company’s officers authorized to sign the Transactions Documents to which it is a party; and (C) the Company’s and each of its Subsidiaries’ Charter Documents, each as in effect at the Closing Date;

(viii)                        If reasonably requested, a certificate or certificates of the kind described in section 980 of the Irish Taxes Consolidation Act 1997 TCA in respect of the entire purchaser consideration.

(ix)                                A certificate of the Chief Financial Officer of the Company (the “CFO Certificate”) certifying as to (A) the total amount of the Final Loan Stock Balance, and (B) as to each party to whom the Final Loan Stock Balance is owed at the Closing Date (and the amounts owed thereof), along with wire transfer or other instructions for payment of the Final Loan Stock Balance;

(x)                                   Evidence satisfactory to the Acquiror that the Company has obtained the Required Consents

(xi)                                A copy of the audited consolidated balance sheet of the Company as of December 31, 2005 and the related statement of income and cash flow for the 12-month period then ended; and

(xii)                             Executed Escrow Agreement.

(b)                                 Acquiror shall deliver, or shall cause to be delivered, each of the following to the Company, unless the Company waives the delivery thereof:

(i)                                     Acquiror shall pay to each party identified in the CFO Certificate, on behalf of the Company, the amount of the Final Loan Stock Balance owed to each such party in accordance with the payment instructions contained therein;

(ii)                                  Acquiror shall pay an amount equal to the Initial Cash Consideration and the Stock Consideration in accordance with the Offer Materials;

(iii)                               Acquiror shall deposit the Escrowed Consideration into an escrow fund (the “Escrow Fund”) with the Escrow Agent pursuant to the Escrow Agreement in accordance with the Offer Materials; and

(iv)                              Executed Escrow Agreement.

(c)                                  Buyer shall serve notice pursuant to Section 204(1) of the Companies Act 1963 that it desires to acquire the beneficial ownership of the Shares of any holder of Shares who has not accepted the offer.

3.3                                 Termination.

(a)                                  This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Offer becoming unconditional only as follows:

(i)                                     by mutual written consent of Acquiror and the Company;

(ii)                                  at the election of either Acquiror or the Company, if the Closing Date shall not have occurred on or before 5:00 P.M. New York, New York time on September 30, 2006; provided that (A) no party shall be entitled to terminate this Agreement pursuant to this Section 3.3(a)(ii) if such party’s failure to fulfill any obligation under this Agreement (or, in the case of the Company, a Shareholder’s failure to fulfill its obligation under the Irrevocable Undertaking) has been the primary cause of the failure of the Closing to occur on or before such date and (B) if the sole reason that the parties hereto have not closed the Transactions as of September 30, 2006 is that the required approval from the United States Department of Justice (the “DOJ”), the United States Federal Trade Commission (the “FTC”) or any other antitrust Governmental or Regulatory Authority whose consent is required prior to the Closing has not been obtained, despite the reasonable best efforts of Acquiror, then neither Acquiror nor the Company may terminate this Agreement pursuant to this Section 3.3(a)(ii) until November 30, 2006;

(iii)                               by either Acquiror or the Company if a court of competent jurisdiction shall have issued an order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order, decree or ruling shall have become final and nonappealable;

(iv)                              by Acquiror if Acquiror is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant, or agreement of the Company contained in this Agreement, (A) such that the conditions set forth in Section 8.1 could not be satisfied, (B) which breach would reasonably be expected to materially impair the ability of the Company to consummate the Transactions and (C) which breach has not been cured within twenty (20) Business Days after written notice thereof to the Company and the Shareholder Representative; provided that no cure period shall be required for a breach which by its nature cannot be cured;

(v)                                 by the Company if the Company and the Shareholders are not in material breach of their respective obligations under this Agreement or the Irrevocable Undertaking, as applicable, and there has been a material breach of any representation, warranty, covenant, or agreement of Acquiror or Buyer contained in this Agreement, which breach would reasonably be expected to materially impair the ability of Acquiror or Buyer to consummate the Transactions, and which breach has not been cured within twenty (20) Business Days after written notice thereof to Acquiror; provided that no cure period shall be required for a breach which by its nature cannot be cured; or

(vi)                              subject to Section 8.1(e) hereof, by the Acquiror if the Acquiror Common Stock Value is less than the Floor Price.

(b)                                 The termination of this Agreement by Acquiror shall be effectuated by the delivery by Acquiror to the Company of a written notice of such termination. The termination of this Agreement by the Company shall be effectuated by the delivery by the Company to Acquiror of a written notice of such termination.

(c)                                  In the event that this Agreement shall be terminated pursuant to this Section 3.3, all obligations of the parties hereto under this Agreement shall terminate and there shall be no liability of any party hereto to any other party except that nothing herein will relieve any party from liability for any willful breach of this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

As of the date hereof and as of the Closing Date (except where the representation or warranty is expressly made as of another date, in which case such representation or warranty is made only as of such other date), the Company hereby represents and warrants to Acquiror and Buyer, subject to such exceptions as are specifically disclosed in writing in the disclosure letter, dated as of the date hereof, and certified by a duly authorized officer of the Company (the “Disclosure Schedules”), which exceptions shall specifically identify the Section, subsection, paragraph and clause hereof to which such exception relates and other Sections, subsections, paragraphs and clauses hereof to the extent it is reasonably apparent that such exceptions are applicable to such representations and warranties, as follows:

4.1                                 Organization and Standing.

(a)                                  The Company is a corporation duly incorporated and validly existing under the Laws of Ireland, having full corporate power and authority to carry on the Business as it is now being conducted and as currently proposed by the Company to be conducted, and to own, lease and operate the Assets. The Company is duly qualified to do business and is in good standing (if applicable) in every jurisdiction in which the Business or the character of the Assets requires such qualification, except where the failure to be so qualified or licensed would not individually or in the aggregate have a Material Adverse Effect on the Company. Schedule 4.1(a) sets forth each jurisdiction where the Company is so qualified, licensed or admitted to do business and separately lists each other jurisdiction in which the Company owns, uses, licenses or leases its assets and properties, or conducts business or has employees or engages independent contractors. Schedule 4.1(b) lists the directors and officers of the Company as of the date of this Agreement. The Company has delivered to Acquiror a true and correct copy of its Charter Documents, each as amended through the date hereof and as are in full force and effect as of the date hereof. The share register and minute books (containing the records of all resolutions adopted by, the shareholders and the board of directors of the Company since September 18, 2002), of the Company are correct and complete in all material respects and such register and minute books have been made available to counsel for Acquiror.

(b)                                 No order has been made or petition presented or resolution passed or proceedings or action taken or ground arisen for the winding up of the Company or any of its Subsidiaries or for or with a view to appointing an examiner, receiver, administrator, trustee or other similar officer to the Company or any of its Subsidiaries nor has any distress, execution, sequestration, attachment or other similar process been levied or entered upon or sued out in respect of the Company or any of its Subsidiaries or against any property or asset of the Company or any of its Subsidiaries nor to the Knowledge of the Company is any of the

foregoing in the process of being so levied, entered upon or sued out. No event analogous to the foregoing has occurred outside of Ireland.

(c)                                  None of the Company or any of its Subsidiaries has ceased payment of any debt nor is the Company insolvent or unable to pay its debts within the meaning of Section 214 of the Irish Companies Act 1963 of Ireland or Section 2 of the 1990 Act. No notice has been served on the Company under Section 214(a) of the Companies Act 1963 of Ireland and no arrangement has been or is about to be entered into by the Company under Section 201 or Section 279 of the Companies Act 1963 of Ireland and no encumbrancer has taken possession or attempted to take possession of or exercised or attempted to exercise any power of sale in respect of the whole or any part of the undertaking, property, assets or revenues of the Company and there exist no circumstances under which a receiver may be appointed by any Person over the whole or any part of the undertaking, property, assets or revenues of the Company, nor is there an unfulfilled or unsatisfied judgment, ruling, order, award, decree or directive outstanding against the Company and the Company is not in default with respect to the payment of any material obligation due for payment.

(d)                                 Neither the Company nor any of its Subsidiaries:

(i)                                     had its affairs investigated pursuant to Section 7, Section 8 or Section 9 of the Companies Act 1990 of Ireland (the “1990 Act”) nor, has there been any investigation of the ownership of the shares of the Company or any of its Subsidiaries pursuant to Sections 14 and 15 of the 1990 Act nor has there been a direction made under Section 16 of the 1990 Act nor an investigation pursuant to Section 66 of the 1990 Act;

(ii)                                  has entered into any arrangement in breach of Section 28 or Section 29 of the 1990 Act;

(iii)                               has made any loans or quasi-loans (within the meaning of Section 25 of the 1990 Act), entered into any credit transactions as creditor or entered into any guarantee or indemnity or provided any security in connection with a loan, quasi-loan or credit transaction in breach of Section 31 of the 1990 Act;

(iv)                              is subject to an order made under Section 140 of the 1990 Act;

(v)                                 has had a notice served on them by their auditors pursuant to Section 185 or 194 of the 1990 Act;

(vi)                              has been struck-off and subsequently restored to the Register pursuant to the provisions of Section 311 (a) of the Companies Act 1963 of Ireland;

(vii)                           entered into any transaction or arrangement, particulars whereof would, pursuant to Section 41 of the 1990 Act, be required to be contained in the accounts prepared by the Company or any of its Subsidiaries; or

(viii)                        purchased or redeemed their own shares or those of their holding companies or created treasury shares pursuant to the provisions of Part XI of the 1990 Act.

4.2                                 Capitalization and Ownership. The authorized share capital of the Company is US$105,353.08 divided into 250,000,000 Company Ordinary Shares and 102,853,089 Company Preferred Shares. A total of 15,530,453 Company Ordinary Shares and 100,222,361 Company Preferred Shares are issued as of the date hereof. The numbers of Shares held by each Shareholder as of the date hereof are set forth in Schedule 4.2, no Shares are issued as of the date hereof that are not set forth in Schedule 4.2 and no such Shares shall be issued as of the Closing Date that are not set forth in Schedule 4.2 except for Company Ordinary Shares issued pursuant to the exercise of Company Share Options or Company Warrants listed in Schedule 4.2 or pursuant to the conversion of Company Preferred Shares in issue on the date hereof. All of the Shares have been duly authorized and validly issued and are fully paid, were not issued in violation of the terms of any Contract binding upon the Company, and were issued in compliance with all applicable Charter Documents of the Company and in material compliance all applicable federal and state securities or “blue sky” Laws and regulations. There are no undeclared or accrued but unpaid dividends with respect to any Shares. Except as set forth on Schedule 4.2, there are no preemptive rights with respect to the issuance of the Shares. The Company has complied with all preemptive rights associated with the Shares. Except as set forth on Schedule 4.2, or pursuant to the Company Share Option Plan, Company Options, Company Preferred Shares, Company Warrants, this Agreement, the Irrevocable Undertaking or the Offer Documents, there are: (i) no existing Contracts, stock appreciation rights, subscriptions, options, warrants, calls, commitments or rights of any character to purchase or otherwise acquire from the Company, or the Company’s Knowledge, any Company shareholder, at any time, or upon the happening of any stated event, any Shares or other securities of the Company, whether or not presently issued; (ii) no securities of the Company that are convertible into or exchangeable for Shares or other securities of the Company; (iii) no existing Contracts, trusts or powers of attorney with respect to the voting or disposition of the Shares held of record or beneficially by each Shareholder, to which the Company or an officer or director of the Company is a party or to which the Company has Knowledge; and (iv) no existing Contracts, stock appreciation rights, subscriptions, options, warrants, calls, commitments or rights of any character to purchase or otherwise acquire from the Company any such convertible or exchangeable securities. The rules of the Company Share Option Plan permit the granting of Company Share Options over Company Ordinary Shares which when aggregated with the number of Company Ordinary Shares issued pursuant to the exercise of Company Share Options does not exceed 16,130,000. Schedule 4.2 sets forth, with respect to each outstanding Company Share Option, (i) the identity of the grantee, (ii) the address of such grantee, (iii) the per share exercise price of such Company Share Option, (iv) the number of Company Ordinary Shares issuable upon exercise of such Company Share Option, and (v) the vesting schedule of such Company Share Option, including the extent to which such Company Share Option is vested to date. Schedule 4.2 also sets forth, with respect to each outstanding Company Warrant, (i) the identity of the Warrant holder, (ii) the address of such Warrant holder, (iii) the per share exercise price of such Company Warrant, and (iv) the number of Company Ordinary Shares issuable upon exercise of such Company Warrant. No Subsidiary of the Company owns Shares. Except as described in Schedule 4.2, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. The holders of Company Share Options will be given, or will have properly waived, any required notice prior to the Transactions and all such rights will be treated as provided for this Agreement. As a result of the Transactions, including the Compulsory Acquisition, Acquiror will be the sole record and beneficial owner of all outstanding shares in capital of the Company and all rights to acquire or receive shares in the capital of the Company, whether or not such shares in the capital of the Company are outstanding.

4.3                                 Authority and Binding Effect. The Company has the full corporate power and authority to execute, deliver and perform the Transaction Documents to which it is a party and has taken all actions necessary to secure all corporate approvals required in connection therewith. The execution, delivery and performance of this Agreement and the consummation of the Transactions will not contravene or violate the Charter Documents of the Company or any of its Subsidiaries. This Agreement constitutes, and the other Transaction Documents to which the Company is a party will constitute, legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar Laws affecting the rights of creditors generally and general equity principles (regardless of whether enforceability is considered in a proceeding at Law or in equity). The board of directors of the Company has unanimously approved this Agreement and the transactions contemplated hereby.

4.4                                 Subsidiaries.

(a)                                  Each Subsidiary of the Company is a corporation or other entity duly incorporated or organized, validly existing and in good standing (if applicable) under the laws of its jurisdiction of incorporation or organization, has all corporate or other powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted except, in each case, where such failure would not reasonably be expected to have a Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing (if applicable) in each jurisdiction where such qualification is necessary except in each case, where such failure would not reasonably be expected to have a Material Adverse Effect. A true and complete list of all the Subsidiaries of the Company, together with the jurisdiction of incorporation or organization of each such Subsidiary and the percentage of each such Subsidiary’s outstanding capital stock or other equity interests owned by the Company or another of its Subsidiaries as of the date hereof, is set forth in Schedule 4.4.

(b)                                 All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien other than Permitted Liens and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests other than restrictions imposed by U.S. federal or state or non-US securities Laws). Other than as set forth on Schedule 4.2, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any

Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except as set forth on Schedule 4.2 (b), the Company and its Subsidiaries do not have any, direct or indirect, record or beneficial, interest in the voting interests of any Person.

4.5                                 Validity of the Transactions. Except as specified on Schedule 4.5 (the “Consents”) neither the execution and delivery of this Agreement by the Company, the performance by the Company or any of its Subsidiaries of its obligations hereunder, nor the consummation of the Transactions will (i) conflict with any provision of the Charter Documents of the Company or any of its Subsidiaries, (ii) result in any violation or breach of or default under (with or without notice or lapse of time, or both) any Contract to which the Company or any of its Subsidiaries or any of their Assets is subject, (iii) give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under any Contract of the Company or any of its Subsidiaries, or (iv) result in any violation of any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their Assets (any such event described in (i), (ii), (iii), or (iv), a “Conflict”). Consents set forth on Schedule 4.5 that are marked as “Required” are required to be delivered at the Closing and are referred to herein as the “Required Consents.”

4.6                                 Restrictions. Neither the Company nor any of its Subsidiaries is a party to any Contract or subject to any court order or Law which restricts the ability of the Company or any of its Subsidiaries to consummate the Transactions.

4.7                                 Third-Party Options. Except for the Company Share Option Plan, Company Options, Company Preferred Shares, Company Warrants, this Agreement, the Irrevocable Undertaking or the Offer Documents, there are no existing Contracts, options, commitments or rights of any character with, to or in any third party to acquire the Company or any of its Subsidiaries, any Asset (other than product sales in the ordinary course of business) or Shares, or any interest therein.

4.8                                 Financial Statements; Indebtedness.

(a)                                  Schedule 4.8 sets forth the Company Financial Statements. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis as of the dates and for the periods covered thereby, except that the unaudited, consolidated balance sheet of the Company as of March 31, 2006 (“Current Balance Sheet”) and the related statement of income and cash flows for the three-month period then ended do not contain footnotes and are subject to normal audit adjustments.

(b)                                 The Company Financial Statements give a true and fair view of the financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Company and it Subsidiaries for the periods covered thereby.

(c)                                  Schedule 4.8(c) lists, and the Company has delivered to Acquiror accurate and complete copies of the documentation creating or governing, all securitization transactions and “off balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K of General Rules and Regulations under the Securities Act of 1933, as amended (the “Securities Act”)) effected by the Company since January 1, 2003.

(d)                                 The Company and each of its Subsidiaries maintain accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that: (i) transactions are executed in accordance with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company in accordance with GAAP and to maintain accountability for the Company’s consolidated assets; (iii) access to the assets of the Company is permitted only in accordance with management’s authorization; and (iv) accounts, notes and other receivables are recorded accurately, and procedures are implemented in an effort to reflect the collection thereof on a current and timely basis. Since January 1, 2003, the Company has not been advised by its accountants that there has been (i) a material weakness in the Company’s internal control over financial reporting (whether or not remediated) or (ii) a change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(e)                                  Schedule 4.8(e) contains an accurate and complete list of the Borrowed Money Indebtedness of the Company and each of its Subsidiaries, itemized by Lender, with the aggregate balances owed to each Lender as of the date hereof. Except as set forth on Schedule 4.8, neither the Company nor any of its Subsidiaries has any Borrowed Money Indebtedness as of the date hereof.

4.9                                 Books and Records. The books of account and stock record books of the Company and each of its Subsidiaries, all of which have been made available to Acquiror, are complete and correct in all material respects and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act (regardless of whether or not the Company or any of its Subsidiaries is subject to that Section).

4.10                           No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities other than those that, (a) have been reflected in the Current Balance Sheet, or (b) have arisen in the ordinary course of business since the date of the Current Balance Sheet and that are not, individually or in the aggregate, material to the Company or that have arisen in connection with the Transactions.

4.11                           Accounts Receivable. The Accounts Receivable represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown in the Company Financial Statements or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserves as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserves reflected in the Current Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable as of the date hereof. Schedule 4.11 contains a complete and accurate list of all Accounts Receivable as of the date of the Current Balance Sheet, which list sets forth the aging of such Accounts Receivable as of such date.

4.12                           Inventory. All inventory of the Company and each of its Subsidiaries, whether or not reflected in the Company Financial Statements or the Current Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below standard quality, all of which have been written off or written down in accordance with GAAP applied on a consistent basis to net realizable value in the Company Financial Statements or the Current Balance Sheet or on the accounting records of the Company as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or market on a first in, first out basis in accordance with GAAP applied on a consistent basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

4.13                           No Changes. Since the date of the Current Balance Sheet, there has not been, occurred or arisen any:

(a)                                  commitment or transaction by the Company or any of its Subsidiaries except in the ordinary course of business as conducted on that date and consistent with past practices;

(b)                                 amendment or change to the Articles of Incorporation, Bylaws or other organizational documents, as the case may be, of the Company or any of its Subsidiaries;

(c)                                  change in the Company’s or any of its Subsidiaries authorized capital structure;

(d)                                 capital expenditures, lease commitments or capital commitments by the Company or any of its Subsidiaries, either individually exceeding $100,000 or in the aggregate exceeding $200,000;

(e)                                  payment, discharge or satisfaction by the Company or any of its Subsidiaries, in any amount in excess of $100,000 in any one case or $200,000 in the aggregate, of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payment, discharge or satisfaction (i) of any Borrowed Money Indebtedness, or (ii) in the ordinary course of business of other liabilities reflected or reserved against in the Current Balance Sheet, or arising thereafter in the ordinary course of business;

(f)                                    destruction of, damage to or loss of any Assets (whether or not covered by insurance), in excess of $200,000 in the aggregate;

(g)                                 revaluation by the Company or any of its Subsidiaries of any of their respective Assets;

(h)                                 change, event or effect that has had a Material Adverse Effect on the Company or any of its Subsidiaries;

(i)                                     change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any of its Subsidiaries, including, but not limited to, any change made in accordance with GAAP;

(j)                                     change in any election material with respect to Taxes, adoption or change in any material accounting method in respect of Taxes, agreement or settlement of any material claim or assessment in respect of Taxes, extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes, or material amendment or change of any Return;

(k)                                  declaration, setting aside or payment of a dividend or other distribution with respect to the shares in the capital of the Company, or any split, combination or reclassification in respect of any shares in the capital of the Company, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares in the capital of the Company, or any direct or indirect redemption, repurchase or other acquisition by the Company of any shares in the capital of the Company (or options, warrants or other rights convertible into, exercisable or exchangeable therefor), except in accordance with the Company Share Option Plan;

(l)                                     increase in the salary or other compensation payable or to become payable by the Company or any of its Subsidiaries to any of its officers, directors or employees (other than increases in the ordinary course of business for employees who are not executive officers) or the declaration, payment or commitment or obligation of any kind for the payment, by the Company or any of its Subsidiaries, of a severance payment, termination payment, change in control payment, bonus or other additional salary or compensation to any such Person except as otherwise contemplated by this Agreement;

(m)                               termination by the Company (other than expiration in accordance with its terms), extension by the Company (other than renewal in accordance with its terms), material amendment or material modification of the terms of any Contract set forth on the Disclosure Schedules other than in the ordinary course of business consistent with past practices;

(n)                                 sale, lease, assignment, license or other disposition of any of the Assets of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practices;

(o)                                 loan by the Company or any of its Subsidiaries to or capital investment in any Person, incurring by the Company or any of its Subsidiaries of any indebtedness for borrowed money, guaranteeing by the Company or any of its Subsidiaries of any indebtedness for borrowed money of others, issuance or sale of any debt securities of the Company or any of its Subsidiaries or guaranteeing of any debt securities of others;

(p)                                 waiver or release of any material right or claim of the Company or any of its Subsidiaries, including any write-off or other compromise of any account receivable of the Company or any of its Subsidiaries;

(q)                                 commencement or settlement of any lawsuit by the Company or any of its Subsidiaries;

(r)                                    issuance or sale, or contract or agreement to issue or sell, by the Company or any of its Subsidiaries of any of shares in the capital of the Company or securities exchangeable, convertible or exercisable therefor, or of any other of its securities, except for, in the case of the Company, issuances or sales of shares in the capital of Company upon the exercise of Company Share Options or Company Warrants outstanding as of the date of this Agreement;

(s)                                  transfer or license to or from any Person any Intellectual Property Rights (including any Company Intellectual Property) or entry into or amendment of any agreement with any Person regarding any Intellectual Property Rights (including any Company Intellectual Property), except in the ordinary course of business consistent with past practice or (ii) agreement with respect to the development of any Intellectual Property with a third party or amendment of any such agreement except in the ordinary course of business consistent with past practice, or (iii) change in pricing or royalties set or charged by the Company or any of its Subsidiaries to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property or Intellectual Property Rights to the Company or any of its Subsidiaries;

(t)                                    agreement or modification to any material agreement pursuant to which any other party was granted marketing, distribution, development or similar rights of any type or scope with respect to any products or services of the Company or any of its Subsidiaries or Company Intellectual Property;

(u)                                 failure to pay or otherwise satisfy its monetary obligations as they become due, except such as are being contested in good faith; or

(v)                                 agreement by the Company or any of its Subsidiaries or any officer or employee on behalf of the Company or any of its Subsidiaries to do any of the things described in the preceding clauses (a) through (u).

4.14                           Taxes.

(a)                                  The Company and all of its Subsidiaries have at all times submitted to all relevant Tax Authorities by the requisite dates every income Tax Return and every other Tax Return, and each such Tax Return correctly and completely reflects liability for Taxes and all other information required to be reported thereon in all material respects. All Taxes owed by the Company or any of its Subsidiaries, whether or not shown on such Tax Returns, have been timely paid or subsequently corrected. Each of the Company and its Subsidiaries has adequately provided for, in its books of account and related records, liability for all unpaid Taxes, being current Taxes not yet due and payable through the date of the Current Balance Sheet.

(b)                                 The Company has not been notified in writing of any action, audit, dispute or claim in respect of any Taxes, whether now proposed, threatened or pending against, or with respect to, the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return. The

Company has not been notified in writing of any claim by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction or that it must file Tax Returns. There are (and immediately following the Closing Date there will be) no Liens (except Permitted Liens) on any of the stock or assets of the Company or any of its Subsidiaries with respect to Taxes.

(c)                                  Each of the Company and its Subsidiaries has properly made all deductions, withholdings and retentions required to be made in respect of any actual or deemed payments made or provided on or before Closing and has accounted for all such deductions, withholdings and retentions to each relevant Tax Authority and complied with all obligations in respect of and has properly operated PAYE and any other payroll withholding taxes and has complied with all information reporting requirements, including maintenance of required records with respect thereto.

(d)                                 The Company has delivered or made available to Acquiror correct and complete copies of all Tax Returns, Tax examination reports and statements of Tax deficiencies assessed against or agreed to by the Company or any of its Subsidiaries since September 18, 2002. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)                                  No Relief claimed by the Company or any of its Subsidiaries prior to Closing is the subject of any dispute with any Tax Authority.

(f)                                    Each document in the possession or under the control of the Company or any of its Subsidiaries or to the production of which the Company or any of its Subsidiaries is entitled and on which the Company or any of its Subsidiaries relies or may rely for any purpose whatsoever which requires a stamp or mark has been duly stamped or marked.

(g)                                 The Company and its Subsidiaries have not made any claim for relief or exemption under section 79 or section 80 of the Irish Stamp Duties Consolidation Act 1999 (the “SDCA”), and no such claim will be made prior to Closing.

(h)                                 The Company and all of its Subsidiaries have duly paid all capital duty, and interest, fines and penalties thereon, payable in accordance with the provisions of section 116 of the SDCA. Additionally, the Company and its Subsidiaries have never made any claim for relief or exemption under section 119 of the SDCA within the two years ending on the date of this Agreement.

(i)                                     The Company and all relevant Subsidiaries are registered as a taxable person for value added tax and have complied with all legislation, notice or guidance in relation to value added tax.

(j)                                     Neither the Company nor any of its Subsidiaries are, nor have ever been, resident for tax purposes in Ireland, and they have never carried on a trade in Ireland through a branch or agency.

(k)                                  Neither the Company nor any of its Subsidiaries has been the “distributing corporation” or “controlled corporation” with respect to a transaction described in Section 355 of the Code during the past two years. Neither the Company nor any of its Subsidiaries has received (or is subject to) any ruling from any taxing authority or has entered into (or is subject to) any agreement relating to Taxes with a Governmental or Regulatory Authority.

(l)                                     Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement in effect as of the Closing Date. Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) (i) as a transferee or successor, (ii) by contract, (iii) under Section 1.1502-6 of the U.S. Treasury regulations (or any similar provision of state, local or non-U.S. law), or (iv) otherwise. Except as set forth on Schedule 4.14(j) neither the Company nor any of its Subsidiaries has ever been a member of any affiliated, combined, consolidated, unitary, or similar group for Tax purposes other than the group of which the Company is the common parent.

(m)                               Neither the Company nor any of its Subsidiaries has elected under Section 301.7701-2 of the US Treasury Regulations to be treated as an entity disregarded as an entity separate from its owner for U.S. federal income tax purposes.

(n)                                 The Company and its Subsidiaries have complied in all material respects with the reporting and record maintenance requirements of Section 6038A of the Code. The Company and its Subsidiaries have complied in all material respects with the documentation requirements of Section 6662(e)(3) of the Code. Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Section 1.6011-4 of the U.S. Treasury Regulations.

4.15                           Restrictions on Business Activities. Except for field of use limitations and similar restrictions included in license agreements that restrict the use of the technology thereunder, there is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company or any of its Subsidiaries is a party or otherwise binding upon the Company or any of its Subsidiaries which has or reasonably could be expected to have the effect of prohibiting or impairing any material business practice of the Company or any of its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries, the conduct of business by the Company or any of its Subsidiaries or otherwise limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person. Without limiting the foregoing, neither the Company nor any of its Subsidiaries have entered into any agreement under which the Company or any of its Subsidiaries is restricted from selling, licensing or otherwise distributing any of its technology (including any Company Intellectual Property) or products, or from providing services to, customers or potential customers, or any class of customers, in any geographic area, during any period of time or in any segment of the market.

4.16                           Title to Assets; All Tangible Assets. The Company or its Subsidiaries have good and valid title to all of the material tangible personal property, including the assets and properties set forth on the Current Balance Sheet (except for such as may have been disposed of in the ordinary course of business since the date of the Current Balance Sheet), free and clear of all Liens, except Permitted Liens.

4.17                           Condition of Assets. All material tangible Assets are in good operating condition and repair and are usable in the ordinary course of business ordinary wear and tear excepted.

4.18                           Real Property.

(a)                                  All real property (including, all interests in and rights to real property) leased or otherwise occupied by the Company or any of its Subsidiaries (individually, a “Lease” and collectively, the “Leases”), including the address of each parcel or premises demised under each such Lease (“Leased Premises”) is identified on Schedule 4.18. Neither the Company nor any of its Subsidiaries owns any real property. Each of the Leases is in full force and effect in accordance with its terms and the Company or one of its Subsidiaries is the sole holder of the lessee’s or tenant’s interest thereunder, in each case free and clear of all Liens, except Permitted Liens. There exists no material default under any Lease by the tenant thereunder and no circumstance exists which, with or without the giving of notice, the passage of time or both, is reasonably likely to result in such a material default. To the Knowledge of the Company, there exists no default under any Lease by the landlord thereunder and, to the Knowledge of the Company or any of its Subsidiaries, no circumstance exists which, with the giving of notice, the passage of time or both, is reasonably likely to result in such a default. The Company or one of its Subsidiaries has paid all rents and other charges to the extent due and payable under the Leases. There are no leases, subleases, licenses, concessions, assignments or any other Contracts to which the Company or one of its Subsidiaries is a party granting to any Person other than the Company or one of its Subsidiaries any right to the possession, use, occupancy or enjoyment of any real property leased by the Company or any of its Subsidiaries or any portion thereof. The copies of Leases delivered by the Company or any of its Subsidiaries to Acquiror on or before the date of this Agreement represent all of the Contracts to which the Company or any of its Subsidiaries are a party pertaining to any rights of any parties to occupy the Leased Premises.

(b)                                 To the Company’s Knowledge, neither the whole nor any portion of any Leased Premises is subject to any order to be sold or is being condemned, expropriated or otherwise taken by any Governmental or Regulatory Authority with or without payment of compensation therefore nor has any such condemnation, expropriation or taking been proposed.

4.19                           Intellectual Property.

(a)                                  For all purposes of this Agreement, the following terms shall have the following respective meanings:

(i)                                     “Company Covered Products” shall mean products manufactured, sold, licensed, leased or delivered by the Company or its Subsidiaries, other than products of third parties resold, distributed or sublicensed by the Company. Each Company Covered Product is listed on Schedule 4.19(a)(v).

(ii)                                  “Open Source Company Software” shall mean those software packages distributed by the Company or its Subsidiaries and licensed under an Open Source Agreement.

(iii)                               “Technology” shall mean any or all of the following:  (i) works of authorship including computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, net lists, records, data and mask works; (ii) inventions (whether or not patentable), improvements, tools, methods, processes and technology; (iii) confidential or proprietary information, including technical data, tools, methods and processes; (iv) databases, data compilations, data collections and technical data; (v) logos, trade names, trade dress, Trademarks, World Wide Web addresses and domain names; (vi) all know-how, Trade Secrets (as defined below), and other confidential or proprietary information, including methodologies, processes, customer lists, supplier lists, products plans, service plans and rights in research and development; and (vii) all instantiations of the foregoing in any form and embodied in any media.

(iv)                              “Intellectual Property Rights” shall mean any or all of the following and all rights therein, arising therefrom, or associated therewith:  (i) all US and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, improvements thereto, and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures (collectively, “Patents”); (ii) all trade secrets and other rights in know-how and confidential or proprietary information (collectively, “Trade Secrets”); (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world, and any renewals, modifications and extensions thereof (collectively, “Copyrights”); (iv) all moral and economic rights of authors and inventors, however denominated, throughout the world; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all rights in World Wide Web addresses and domain names and applications and registrations therefor, all trade names, logos, common Law trademarks and service marks, trademark and service mark registrations and applications therefor, including intent-to-use applications, brand names, trade dress, and all goodwill associated therewith throughout the world and any renewals, modifications and extensions thereof (collectively, “Trademarks”); and (vii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(v)                                 “Company Intellectual Property” shall mean all Intellectual Property Rights, including the Company Registered Intellectual Property Rights, that are owned by the Company or any of its Subsidiaries.

(vi)                              “Registered Intellectual Property Rights” shall mean all US, international and foreign Patents, registered Trademarks, registered Copyrights and any other Technology that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

(vii)                           “Company Registered Intellectual Property Rights” shall mean all Registered Intellectual Property Rights owned by, filed in the name of, or applied for, by the Company or any of its Subsidiaries.

(viii)                        “Open Source Agreement(s)” shall mean any open source code style of license, including the General Public License (GPL), Lesser General Public License (LGPL), Mozilla Public License (MPL), and BSD license.

(ix)                                “Public Software” shall mean any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including software licensed or distributed under any Open Source Agreement.

(x)                                   “Company Source Code” shall mean, collectively, any human-readable software source code, or any material portion or aspect of such source code, that constitutes Company Intellectual Property, other than the Open Source Company Software.

(xi)                                “Proprietary Company Software” shall mean, collectively, Company Source Code and object code of any computer software included in the Company Intellectual Property, other than the Open Source Company Software.

(xii)                             “Third Party Code” means computer programming code licensed to the Company or any of its Subsidiaries pursuant to a Contract identified on Schedule 4.19(e) or Schedule 4.19(f).

(b)                                 Schedule 4.19(b) sets forth a complete list of all Company Registered Intellectual Property Rights and specifies the jurisdictions in which such Company Registered Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. Schedule 4.19(b) also lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights or Company Intellectual Property (other than Third Party Code).

(c)                                  Each item of Company Registered Intellectual Property Rights is valid and subsisting, and except as set forth in Schedule 4.19(c), all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property Rights have been paid, and all necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the US or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property Rights in the jurisdictions set forth on Schedule 4.19(b). Except as set forth on Schedule 4.19(c), as of the date hereof there are no actions that must be taken by the Company or any of its Subsidiaries within sixty (60) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property Rights in the jurisdictions set forth on Schedule 4.19(b). To the extent necessary under applicable Laws and regulations, each of the Company and its Subsidiaries has recorded each assignment of a material Registered Intellectual Property Right assigned to the Company or such Subsidiary with the relevant Governmental or Regulatory Authority, including the PTO, the US Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

(d)                                 Except as set forth on Schedule 4.19(d), there is no information, material, fact, or circumstance, including any information or fact that would constitute prior art required to be disclosed by the Company, that has not been disclosed in the application for any Company Patent, that would render such Company Patent invalid or unenforceable, or would adversely affect any pending application for any Company Patent.

(e)                                  Except as set forth on Schedule 4.19(e)(i), each item of Company Intellectual Property is free and clear of any Liens other than Permitted Liens. The Company or one of its Subsidiaries is the licensee or owner of all Technology and Intellectual Property Rights that are used in connection with the Business or are necessary for the Business as of the Closing, and neither the Company nor any of its Subsidiaries is contractually obligated to pay any compensation (other than licensing fees and royalties set forth in the applicable license agreement and referenced on Schedule 4.19(e)(iii)) to any third party for the use thereof or the material covered thereby in connection with the Company Covered Products, services of the Company or operation of the Business. Schedule 4.19(e)(iii) sets forth a complete and accurate list of, and the Company has previously delivered to Acquiror true and complete copies of, all material Contracts (other than Open Source Agreements, assignments of Copyright by the employees, consultants and individual contributors of each of the Company and its Subsidiaries and agreements for the licensing of generally available third party Technology (including software) for an aggregate fee less than $25,000)) pursuant to which a third party has licensed or transferred any material Intellectual Property to the Company or any of its Subsidiaries and includes the date thereof and identity of all parties thereto. Except as set forth on Schedule 4.19(e)(iii) and Schedule 4.19(f), no Person who has licensed to the Company or any of its Subsidiaries any Technology or Intellectual Property Rights has ownership rights or license rights to material improvements made by the Company or any of its Subsidiaries in such Technology or Intellectual Property Rights.

(f)                                    Schedule 4.19(f) lists for each Company Covered Product (including, without limitation, each product currently under development), all Public Software that is incorporated in or bundled with such product, or from which any portion of such product is derived. Schedule 4.19(f) also lists, for each such item of Public Software, the agreement under which such item is licensed to the Company. The Company has not used, distributed or incorporated Public Software (and has no plans to use, distribute or incorporate such Public Software) in a manner that requires any Company Covered Products, or any portions thereof to be (A) disclosed or distributed in source code form, (B) licensed to other Persons for the purpose of making derivative works or redistributing such software, or (C) licensed or otherwise distributed to other Persons at no charge. Without limiting the generality of the foregoing, the Proprietary Company Software does not incorporate, constitute a derivative work of, dynamically link with or otherwise interact with any Public Software or any other computer software subject to an Open Source Agreement in a manner that would require the disclosure or release of the source code of such Proprietary Company Software pursuant to an Open Source Agreement. Neither the Company nor any of its Subsidiaries has ever received any request or demand for the release of source code of any Proprietary Company Software, whether brought under an Open Source Agreement or other Contract.

(g)                                 All past employees since September 18, 2002 and present employees and consultants of each of the Company and its Subsidiaries involved in the creation of any material Technology or Intellectual Property Rights for the Company have entered into valid and binding written agreements with the Company or such Subsidiary sufficient to vest title in or license to the Company or such Subsidiary of all material Technology and Intellectual Property Rights therein, created by such employee or consultant while employed or engaged by the Company or any of its Subsidiaries to the extent permitted by applicable law.

(h)                                 Except as set forth on Schedule 4.19(h)(i), each of the Company and its Subsidiaries has taken reasonable steps to protect its rights in the Trade Secrets of the Company and other information that it has determined, in its reasonable commercial discretion to keep confidential or any Trade Secrets or confidential information of third parties provided to it and without limiting the foregoing, each of the Company and its Subsidiaries has and enforces a policy requiring each employee and consultant involved in the creation of any Technology or Intellectual Property Rights for the Company to execute a proprietary information/nondisclosure agreement substantially in the form(s) provided to Acquiror, and all current and former employees and consultants of the Company and each of its Subsidiaries have executed such an agreement. Since September 18, 2002, each current and former employee and consultant of the Company and each of its Subsidiaries listed in Schedule 4.19(h)(ii) involved in the creation of any material Technology or Intellectual Property Rights for the Company has executed a proprietary information/nondisclosure agreement substantially in the form(s) provided to Acquiror.

(i)                                     Neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any material Technology or Intellectual Property Right that is or was Company Intellectual Property, to any third party. Schedule 4.19(i) sets forth a complete and accurate list of, and the Company has previously delivered to Acquiror true and complete copies of, all material Contracts pursuant to which Company or its Subsidiaries has licensed or transferred any material Intellectual Property that is or was Company Intellectual Property to any third party (excluding any Contracts, including but not limited to end user agreements, distribution and reseller agreements, and OEM agreements, that were entered into in the ordinary course of business) and includes the date thereof and identity of all parties thereto.

(j)                                     The execution and delivery of this Agreement by the Company, and the consummation of the Transactions, will not cause the Company or any of its Subsidiaries to be in default under any Contract listed on, or which should be listed on, Schedule 4.19(e) or Schedule 4.19(f), nor cause the forfeiture or termination or give rise to a right of forfeiture or termination of any material Technology or Intellectual Property Rights that are used in connection with the Business or are necessary for the Business as of the Closing, or of any such license, sublicense or other Contract. Any agreement identified on Schedule 4.19(e) and Schedule 4.19(f) that requires the execution and filing with an appropriate governmental agency (including any affidavits or renewals) or the consent of a third party have been so indicated on Schedule 4.19(e) or Schedule 4.19(f), as applicable. Neither the Company nor any of its Subsidiaries is in material default under any of the foregoing licenses, sublicenses or other Contracts and, to the Company’s Knowledge, no other party to any such license, sublicense or other Contract is in default thereof or has provided the Company with written notice of any claim with respect to any of the foregoing licenses or Contracts.

(k)                                  Except for those Contracts listed on Schedule 4.19(k), following the Closing, each of the Company and its Subsidiaries will be permitted to exercise all of the rights of the Company or such Subsidiary under such licenses, sublicenses and other Contracts related to Technology and Intellectual Property Rights that are used in connection with the Business or are necessary for the Business as of the Closing to the same extent the Company or such Subsidiary would have been able to had the Transactions not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or such Subsidiary would otherwise be required to pay and without obtaining the consent or permission of any party to such licenses, sublicenses and other Contracts except for third party consents set forth on Schedule 4.19(k).

(l)                                     Each of the Company and its Subsidiaries has obtained any and all necessary consents from consumers with regard to their respective collection and dissemination of personal consumer information in accordance with the privacy policy published on any website owned and/or operated by or on behalf of the Company or any of its Subsidiaries. The practices of each of the Company and its Subsidiaries regarding the collection and use of consumer personal information are and have been in accordance with such privacy policies.

(m)                               When exporting or re-exporting products and information directly or indirectly, via any means, including electronic transfer, each of the Company and its Subsidiaries has done so in accordance with the US Export Administration Regulations and the Laws of host countries, and each of the Company and its Subsidiaries has obtained any necessary export approvals. Specifically and without limitation, neither the Company nor any of its Subsidiaries has exported products to embargoed or otherwise restricted countries or end users.

(n)                                 Neither the Company nor any of its Subsidiaries has been sued or charged as a defendant in any Litigation which involves a claim of infringement of any Intellectual Property Rights of any third party. The operation of the Business up to the Closing does not infringe or misappropriate any Intellectual Property Right of any third party, violate any right of any third party (including any right to privacy or publicity), or constitute unfair competition or trade practices under the Laws of any US state or federal or any foreign jurisdiction, and neither the Company nor any of its Subsidiaries has received written notice from any third party claiming that such operation or any act, product, Technology or service (including Technology or services currently under development) of the Company or any of its Subsidiaries infringes or misappropriates any Intellectual Property Right of any third party or constitutes unfair competition or trade practices under the Laws of any jurisdiction (nor does either the Company or any of its Subsidiaries have Knowledge of any basis therefor). Each of the Company and its Subsidiaries has taken reasonable measures to prevent the inclusion of third party proprietary materials in the Company Covered Products, Technologies, and services unless the Company or such Subsidiary has secured the necessary license rights for the conduct of the Business.

(o)                                 Except as set forth on Schedule 4.19(o), to the Company’s Knowledge, no Person is infringing or misappropriating any Company Intellectual Property in a manner that would have a Material Adverse Effect on the Company.

(p)                                 The Company has not received written notice that any Company Intellectual Property, Company Covered Product or service of the Company or any of its Subsidiaries is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation directed to the Company specifically that restricts in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries or may affect the validity, use or enforceability of such Company Intellectual Property.

(q)                                 No (i) Company Covered Product, Technology or service of the Company or any of its Subsidiaries, (ii) material published or distributed by the Company or any of its Subsidiaries, or (iii) conduct or statement of the Company or any of its Subsidiaries, constitutes a defamatory statement or material, false advertising or otherwise violates any applicable US state or federal Law or regulations.

(r)                                    Except as set forth on Schedule 4.19(r), as of the Closing Date all Company Intellectual Property will be fully transferable, alienable or licensable by the Company or one of its Subsidiaries without restriction (other than as described on Schedule 4.19(f)) and without payment of any kind to any third party.

(s)                                  Schedule 4.19(s) lists all industry standard-setting activities in which the Company or any of its Subsidiaries and their respective personnel participate (including the Worldwide Web Consortium) and indicates (i) any Company Intellectual Property that is, or is reasonably likely to become, part of an industry standard, (ii) the applicable standard-setting organization’s publicly disclosed policies regarding intellectual property and any Contracts executed by the Company or any of its Subsidiaries or their respective personnel in connection with such participation, and (iii) any Company Intellectual Property disclosures made by the Company or any of its Subsidiaries to such standard-setting organization.

(t)                                    Except as set forth on Schedule 4.19(t), neither the Company nor any of its Subsidiaries has entered into any agreement, or assumed any obligation or duty, to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission to a third party with respect to the infringement or misappropriation of any Intellectual Property Rights except for licenses and other Contracts entered into by the Company in the ordinary course of business.

(u)                                 Schedule 4.19(u) lists each Contract (“Source Code Escrow Agreement”) pursuant to which the Company or any of its Subsidiaries has deposited, or is or may be required to deposit, with an escrow holder or any other party, any Company Source Code. No event has occurred that would reasonably be expected to result in the release to a Source Code Escrow Agreement of any Company Source Code.

(v)                                 Schedule 4.19(v) sets forth a complete and accurate list (by name, version number, part number and other appropriate product identifiers) of all Company Covered Products currently sold or distributed by the Company.

(w)                               Except as set forth on Schedule 4.19(w), no government funding, nor any facilities of a university, college, other educational institution or research center, was used in the development of the Company Intellectual Property.

4.20                           Contracts.

(a)                                  Schedule 4.20(a) separately sets forth a complete and accurate list of all Contracts that accounted for more than $100,000 in any one case of revenue in the 2005 calendar year or are expected, as of the date hereof, to account for more than $100,000 in any one case of revenue in the twelve (12) months following the Closing Date, and each of the Company’s and its Subsidiaries’ standard forms of customer, end-user, maintenance, support, and professional services Contracts are attached to Schedule 4.20(a).

(b)                                 Except as separately set forth on Schedule 4.20(b) (pursuant to the sub-sections below), neither the Company nor any of its Subsidiaries is a party to any of the following which have material current or future obligations that have not been fulfilled:

(i)                                     Contract with any present or former Employee, independent contractor or shareholder, other than offer letters for at-will employment and option grants;

(ii)                                  Contract with any labor union or other representative of Employees;

(iii)                               Contract for the future purchase of, or payment for, supplies or products, or for the performance of services by a third party, involving in any one case $100,000 or more ;

(iv)                              Contract to sell or supply products or to perform services, involving in any one case $100,000 or more;

(v)                                 Contract granting any exclusive rights to make, use, sell or otherwise exploit its products or otherwise exploit any Company Intellectual Property or creating exclusive distribution rights;

(vi)                              Note, debenture, bond, conditional sale agreement, mortgage equipment trust agreement, letter of credit agreement, loan agreement or other Contract for the borrowing or lending of money (including, loans to or from officers, directors, Affiliates, shareholders or any member of their immediate families), agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other Person, in a principal amount in excess of $100,000 that is outstanding or may be incurred on the terms thereof other than accounts receivable and payable in the ordinary course of business;

(vii)                           Contract for any capital expenditure in excess of $100,000 individually or for any related expenditures;

(viii)                        Contract pursuant to which the Company or any of its Subsidiaries has agreed to, or assumed or guaranteed any obligation to, indemnify any Person other than Contracts entered into in the ordinary course of business in connection with the sale of the Company’s products or any of its Subsidiaries’ products.

(ix)                                Contract containing a “most favored nation” pricing clause granted by the Company or any of its Subsidiaries;

(x)                                   Fidelity or surety bond or completion bond;

(xi)                                Lease of personal property having a value in excess of $100,000;

(xii)                             Contract relating to the disposition or acquisition of material assets or any material interest in any business enterprise outside the ordinary course of the Company’s business consistent with past practices;

(xiii)                          Dealer, distribution, joint marketing, joint venture or development agreement, strategic alliance, or any other agreement (noncompete or otherwise) that reasonably could be expected to have the effect (whether by default, termination or otherwise) of prohibiting or impairing any material business practice of the Company or any of its Subsidiaries, any acquisition of property by the Company or any of its Subsidiaries, the conduct of business by the Company or any of its Subsidiaries, or the manufacture, sale, licensing or distribution by the Company or any of its Subsidiaries of any product, service, Company Intellectual Property or Intellectual Property Rights in any manner, or otherwise limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or compete with any Person;

(xiv)                         Third party sales representative, original equipment manufacturer, value added, remarketer, reseller, or independent software vendor agreement, or other agreement for distribution of the Company’s or any of its Subsidiaries’ products, technology or services, in any one case involving in excess of $100,000; or

(xv)                            Other contract that involves $100,000 or more individually and is not cancelable by the Company or any of its Subsidiaries without penalty within thirty (30) days.

(c)                                  The Company has provided to or made available to Acquiror true, correct and complete copies of all Contracts set forth on Schedules 4.20(a) and 4.20(b).

(d)                                 All of the Contracts set forth on Schedules 4.20(a) and 4.20(b) are valid, binding and enforceable upon the Company or such Subsidiary in accordance with their terms and to the Company’s Knowledge, the other parties thereto, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar Laws affecting the rights of creditors generally and general equity principles (regardless of whether enforceability is considered in a proceeding at Law or in equity). None of the Company, any of its Subsidiaries, or to the Company’s Knowledge, any of the other parties thereto, is in breach of or default under such Contracts, and no notice of any claim of default has been received by the Company or any of its Subsidiaries. With respect to any of such Contracts that are Leases, neither the Company nor any of its Subsidiaries has received any written notice of cancellation or termination under any option or right reserved to the lessor, or any notice of default, thereunder. Immediately following the Closing, the Company will be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company and each of its Subsidiaries would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred, other than as a result of actions or inactions by Acquiror.

4.21                           Permits. Schedule 4.21 sets forth a complete list of all Permits held by the Company and each of its Subsidiaries. The Company and its Subsidiaries possess all Permits that are necessary to conduct the Business as now conducted. Neither the Company nor any of its Subsidiaries is in default, nor has the Company or any of its Subsidiaries received any written notice of default, with respect to any such Permits. Except as otherwise governed by Law, all such Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing or renewal fees. To the Knowledge of the Company, no present director, officer or employee of the Company or any of its Subsidiaries or any of their Affiliates owns or has any proprietary, financial or other interest (direct or indirect) in any Permit which the Company or any of its Subsidiaries possesses.

4.22                           Compliance with Law and Court Orders. Neither the Company nor any of its Subsidiaries is in violation of any Law or court order, and the Assets have not been used or operated by the Company or any of its Subsidiaries in violation of any Law except as would not have a Material Adverse Effect or court order. All court orders to which the Company or any of its Subsidiaries is a party or is subject are listed on Schedule 4.22. Each of the Company and its Subsidiaries has made all filings or notifications required to be made by it under any Laws applicable to it, the Business or the Assets except as would not have a Material Adverse Effect.

4.23                           Claims. As of the date hereof, there is no action, suit, claim or proceeding of any nature pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, any of its Assets or any of its officers or directors, in their respective capacities as such, nor is there any reasonable basis therefor. There is no proceeding pending or, to the Company’s Knowledge, there is no investigation against the Company nor any proceeding threatened against the Company or any of its Subsidiaries or any of its Assets or against any of its officers or directors in their respective capacities as such by or before any Governmental or Regulatory Authority, nor is there any reasonable basis therefor. Schedule 4.23 sets forth, with respect to any pending, or if known to the Company, threatened, action, suit, proceeding (including any proceeding relating to Company Registered Intellectual Property Rights) or if known to the Company, any pending or threatened investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy requested. No Governmental or Regulatory Authority has challenged or questioned in a writing delivered to the Company or any of its Subsidiaries or otherwise brought to the attention of the Company or any of its Subsidiaries the legal right of the Company or any of its Subsidiaries to conduct its operations as presently conducted or as presently contemplated to be conducted.

4.24                           Insurance. The Company and each of its Subsidiaries maintain fire, liability, workmen’s compensation, property and casualty and other insurance policies that companies engaged in a similar business and with similar ownership would customarily maintain. Copies of such policies have been made available to Acquiror, and Schedule 4.24 briefly describes the coverage, limits and premiums of each. All such policies are in full force and effect as of the date hereof, and neither the Company nor any of its Subsidiaries has committed any default thereunder. With respect to the insurance policies and fidelity bonds maintained by the Company and its Subsidiaries covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or any of its Subsidiaries, there is no claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds in a writing delivered to the Company or any of its Subsidiaries or otherwise brought to the attention of the Company or any of its Subsidiaries or any of their Affiliates. No written notice of cancellation, non-renewal or material premium increase has been received by the Company or any of its Subsidiaries with respect to such policies.

4.25                           Employee Matters and Benefit Plans. Schedule 4.25(a) contains an accurate and complete list of each Company Employee Plan (including each International Employee Plan), and each Employee Agreement. Neither the Company nor any of its Subsidiaries have any plan or commitment to establish any new Company Employee Plan (including any International Employee Plan), or Employee Agreement, to modify any Company Employee Plan, International Employee Plan or Employee Agreement, or to adopt or enter into any Company Employee Plan, International Employee Plan or Employee Agreement (except in the ordinary course of business consistent with past practices, to the extent required by Law or to conform any such Company Employee Plan, International Employee Plan or Employee Agreement to the requirements of any applicable Law, or as required by this Agreement).

(a)                                  Documents. The Company has provided or otherwise made available to Acquiror correct and complete copies of: (i) all documents embodying or relating to each Company Employee Plan and International Employee Plan, and each Employee Agreement including all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries, if any, for each Company Employee Plan and International Employee Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan and International Employee Plan; (iii) the three (3) most recent annual reports (Form 5500 series and all schedules and financial statements attached) and any comparable forms or reports for each International Employee Plan, if any, required under ERISA, the Code, or applicable Law in connection with each Company Employee Plan, International Employee Plan or related trust; (iv) if the Company Employee Plan or International Employee Plan is funded, the most recent annual and periodic accounting of such plans’ assets; (v) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA or applicable Law with respect to each Company Employee Plan and International Employee Plan; (vi) all Internal Revenue Service (the “IRS”) determination opinion, notification and advisory letters and all applications and correspondence to or from the IRS or the Department of Labor (“DOL”) with respect to any such application or letter; (vii) all material correspondence to or from any Governmental or Regulatory Authority relating to any Company Employee Plan or International Employee Plan during the three (3) years prior to the Closing; (viii) the three (3) most recent plan years discrimination tests for each applicable Company Employee Plan; and (ix) all registration statements, annual reports and prospectuses prepared in connection with each Company Employee Plan and International Employee Plan.

(b)                                 Employee Plan Compliance. Except as set forth on Schedule 4.25(c), (i) the Company, each of its Subsidiaries and its ERISA Affiliates have performed in all material respects all obligations required to be performed by it under the terms of, is not in default or violation of, and has no Knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable Laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such plan as to its qualified status under the Code, including all amendments to the Code effected by the “GUST” legislation, the Economic Growth and Tax Relief Reconciliation Act of 2001, and subsequent legislation; (iii) no material “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending or, to the Knowledge of the Company, threatened, or anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) there are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vi) neither the Company, any of its Subsidiaries nor any ERISA Affiliate is subject to any material penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company, each of its Subsidiaries and each ERISA Affiliate has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan in all material respects.

(c)                                  Pension Plans. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate now, nor has ever, maintained, established, sponsored, participated in, or contributed to, or incurred any liability with respect to any Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or the minimum funding standards of Section 412 of the Code. Except in respect of any Company Employee Plan or International Employee Plan set forth in Schedule 4.25(a), neither the Company nor any of its Subsidiaries will have any material obligation or liability (actual or contingent) after the Closing to any non-US employee, or for the benefit of any dependents of such persons, to pay or secure (other than by payment of employers’ contributions under the applicable national insurance or social security legislation or as otherwise required by applicable law), any pension or other similar benefit on redundance, layoff, retirement, death or disability or on the attainment of a specified age or on completion of a specified number of years in service.

(d)                                 Multiemployer and Multiple Employer Plans. At no time has either the Company, any of its Subsidiaries or any ERISA Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any “multiple employer plan” (within the meaning of Section 413 of the Code) or to any “funded welfare plan” within the meaning of Section 419 of the Code. No Company Employee Plan or International Employee Plan provides health benefits that are not fully insured through an insurance contract.

(e)                                  No Post Employment Obligations. Except as set forth in Schedule 4.25(e), no Company Employee Plan or International Employee Plan provides, or reflects or represents any liability to provide, life insurance, medical or other employee benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by applicable Law, and neither the Company, or any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by applicable Law.

(f)                                    Past Acquisitions. Neither the Company nor any of its Subsidiaries is currently obligated to provide an Employee with any compensation or benefits pursuant to an agreement (e.g., an acquisition agreement) with a former employer of such Employee.

(g)                                 Effect of Transaction.

(i)                                     Except as set forth in Schedule 4.25(g)(i), the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events which, standing alone, would not constitute events) constitute an event under any Company Employee Plan, International Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(ii)                                  Except as set forth in Schedule 4.25(g)(ii), no payment or benefit which will or may be made by the Company, or any of its Subsidiaries or its Affiliates with respect to any Employee or any “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) will be characterized as a “parachute payment”, within the meaning of Section 280G(b)(2) of the Code.

(h)                                 Employment Matters. The Company and each of its Subsidiaries (i) are in material compliance with all applicable foreign, federal, state and local laws, rules and regulations, collective and work force agreements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) have, in all material respects, withheld and reported all amounts required by law to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) are not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, or, to the Knowledge of the Company, threatened or reasonably anticipated claims or actions against the Company or any of its Subsidiaries under any worker’s compensation policy or long term disability policy. Neither the Company, any of its Subsidiaries nor any Affiliate has direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(i)                                     Labor. No work stoppage or labor strike or employment relations dispute against the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union or other employee representative body to organize any Employees or to obtain recognition in respect of any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in material liability to the Company or any of its Subsidiaries. Neither the Company nor or any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company and each of its Subsidiaries is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining or workforce agreement or union contract with respect to Employees and no collective bargaining or workforce agreement or union contract is being negotiated by the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law which remains unsatisfied.

(j)                                     International Employee Plan. Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has any material unfunded liabilities required to be accrued in the Company Financial Statement, that as of the Closing Date, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company or Acquiror from terminating or amending any International Employee Plan at any time for any reason without liability to the Company or its Affiliates (other than ordinary administration expenses or routine claims for benefits). There are no actions, suits, investigations, or claims (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened with respect to any International Employee Plan that could result in any material Liability for the Company or any Subsidiary or, from and after the Closing Date, any material Liability for Acquiror.

(k)                                  Section 409A. Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code, IRS Notice 2005-l, and all proposed regulations under Section 409A of the Code. No additional Tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such “non-qualified deferred compensation plan.”  The Company is not a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of Taxes imposed by Section 409A(a)(1)(B) of the Code.

4.26                           Customers. Schedule 4.26 lists all customers, distributors and agents who have made payments to the Company and its Subsidiaries in excess of $100,000 during any calendar year from and after January 1, 2003 until the date of this Agreement, relating to the products manufactured and services performed by or for the Company or any of its Subsidiaries. No such customer, distributor or agent of the Company or any of its Subsidiaries has notified the Company of its intention to terminate its ongoing relationship with the Company or its Subsidiaries and neither the Company nor any of its Subsidiaries is aware of any fact that exists which would cause or would be reasonably likely to cause, such customer, distributor or agent to terminate its ongoing relationship with the Company or its Subsidiaries other than the execution, announcement or pendency of the Transactions or the Transaction Agreement.

4.27                           Transaction Expenses. Schedule 4.27 provides an accurate and complete detailed list of all Company Transaction Expenses incurred by or on behalf of the Company and each of its Subsidiaries on or prior to the date of this Agreement, and all Company Transaction Expenses that will become payable with respect to services performed for the Company and each of its Subsidiaries on or prior to the Closing Date.

4.28                           Representations Complete. None of the representations or warranties made by the Company in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Company pursuant to this Agreement contains, or will contain at the Closing Date, any untrue statement of a material fact, or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

4.29                           Transactions with Affiliates. Except as disclosed on Schedule 4.29,

(a)                                  no Affiliate of the Company or any of its Subsidiaries has:  (i) borrowed money or loaned money to the Company or any of its Subsidiaries which remains outstanding; or (ii) any material contractual arrangements with the Company or any of its Subsidiaries (other than contractual arrangements with directors or executive offices which are disclosed in Schedule 4.25(a); and

(b)                                 there are not outstanding any:

(i)                                     loans, quasi loans or credit transactions made by the Company or any of its Subsidiaries to, for, or in respect of any director of the Company or any of its Subsidiaries or any person connected with any of such persons or security given by the Company or any of its Subsidiaries for or in connection with any loans, quasi loans or credit transactions or other transaction of or concerning any such persons; or

(ii)                                  debts owing to the Company or any of its Subsidiaries by any director, former director or shadow director of the Company or any of its Subsidiaries or any person connected with any such person.

For purposes of Section 4.29(b), the term “connected with” in the context of persons connected with a director of the Company or any of its Subsidiaries, a former director or a shadow director of the Company or any of its Subsidiaries shall have the meaning given to that phrase by Section 26 of the 1990 Act.

4.30                           Environmental Matters.

(a)                                  Except as would not reasonably be expected to result in a Material Adverse Effect, (a) neither the Company nor any of its Subsidiaries has Released Hazardous Materials at or on any property during the period it was owned or leased by the Company or any of its Subsidiaries, (b) there are no pending or threatened Environmental Claims against the Company or any of its Subsidiaries, (c) neither the Company nor any of its Subsidiaries has received a written request from a Governmental or Regulatory Authority under any of the Environmental Laws for information relating to any of the property now or at any time owned, operated, leased or otherwise used by the Company or any of its Subsidiaries, (d) there are no unsatisfied financial assurance or closure requirements of the Company or any of its Subsidiaries under the Environmental Laws pertaining to any property on account of the use or ownership of such property by the Company or any of its Subsidiaries, (e) neither the Company nor any of its

Subsidiaries has notified any Governmental or Regulatory Authority of any actual, threatened or suspected Releases of Hazardous Materials or any violation of any environmental approval, permit, license, clearance or consent (“Environmental Permit”), term or other requirement of Environmental Laws, and (f) the Company has provided Acquiror with copies of all environmental site assessment reports relating to any properties now or previously owned, operated, leased or otherwise used by the Company or any of its Subsidiaries that are in the possession of the Company or any of its Subsidiaries, the shareholders of the Company or their respective representatives.

(b)                                 As used in this Agreement:

(i)                                     “Environmental Claims” means any and all administrative or judicial actions, suits, orders, claims, liens, violations or proceedings arising under any applicable Environmental Law or any Environmental Permit brought, issued or asserted by a Governmental or Regulatory Authority or any other third party for damages, fines, penalties, removal, response, or remedial actions pursuant to any applicable Environmental Law or for personal injury (including employees of the Company or any of its Subsidiaries seeking damages for exposure to Hazardous Materials) or property damage resulting from the Release of a Hazardous Material at, to, on, or from any facility or property of the Company or any of its Subsidiaries or any facility or property at which the Company or any of its Subsidiaries disposed or arranged for the disposal or treatment (with a transporter or otherwise) of Hazardous Materials;

(ii)                                  “Environmental Laws” means any and all applicable Laws (including federal, state, provincial, foreign and local Laws), statutes, ordinances, codes, rules and regulations related to pollution and protection of the environment, natural resources, safety or health of employees with respect to the exposure to Hazardous Materials or the handling, use, recycle, manufacture, generation, treatment, storage, transportation or disposal of Hazardous Materials, and any common law cause of action relating to the environment, natural resources, safety or health of employees with respect to exposures to Hazardous Materials, or the management of or exposure to Hazardous Materials;

(iii)                               “Environmental Permit” means all permits, licenses, approvals, authorizations or consents required by any Governmental or Regulatory Authority under any applicable Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into between the Company or any of its Subsidiaries and a Governmental or Regulatory Authority under any applicable Environmental Law;

(iv)                              “Hazardous Material” means any pollutant, contaminant, chemical, substance, material or waste which is regulated by any Governmental or Regulatory Authority pursuant to Environmental Law, including (A) friable asbestos, (B) polychlorinated biphenyls, (C) radioactive materials, and (D) petroleum or petroleum by-products; and

(v)                                 “Release” means the active spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, dumping or disposing of any Hazardous Material.

4.31                           Compliance with the Foreign Corrupt Practices Act and Export Control and Anti-Boycott Laws.

(a)                                  Neither the Company nor any of its US Subsidiaries have unlawfully obtained or retained business, directly or, to its Knowledge, indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value or any commission payment to: (i) any person who is an official, officer, agent, employee or representative of any Governmental or Regulatory Authority; (ii) any political party or official thereof; (iii) any candidate for political or political party office; or (iv) any other individual or entity; while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or any entity affiliated with such customer, political party or official or political office.

(b)                                 The Company and each of its US Subsidiaries have at all times been in compliance with all legal requirements relating to export control and trade embargoes. No product sold or service provided by the Company and any of its Subsidiaries during the last five years has been, directly or, to the Knowledge of the Company, indirectly, sold to or performed on behalf of Cuba, Iraq, Iran, Libya or North Korea.

(c)                                  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries have violated the anti-boycott prohibitions contained in 50 U.S.C. 2401 et seq. or taken any action that can be penalized under Section 999 of the Code. Since September 18, 2002, neither the Company nor any of its Subsidiaries have been a party to, is a beneficiary under or performed any service or sold any product to customers in Bahrain, Iraq, Jordan, Libya, Sudan, Syria or the Republic of Yemen.

4.32                           PRC Subsidiary and the PRC Business.

(a)                                  Organization. (Beijing) Software Co., Ltd. (the “PRC Subsidiary”) is a wholly foreign-owned enterprise established on January 3, 2003 and has its legal address at Level 5, Tower W1, The Towers, Oriental Plaza, 1 East, Chang An Ave, Dong Cheng District, Beijing 100738, China. The legal representative of the PRC Subsidiary is Matthew Dean.

(b)                                 Qualifications.

(i)                                     The articles of association of the PRC Subsidiary and any amendments thereto have been duly approved by the competent PRC Governmental or Regulatory Authorities.

(ii)                                  All consents, approvals, authorizations or licenses required under applicable PRC laws for the due and proper establishment and operation of the PRC Subsidiary have been duly obtained from the relevant PRC Governmental or Regulatory Authorities and are in full force and effect.

(iii)                               All filings and registrations with the PRC Governmental or Regulatory Authorities required in respect of the PRC Subsidiary and its operations, including but not limited to, the approval from the Ministry of Commerce, the registration with the State

Administration for Industry and Commerce, the State Administration of Foreign Exchange, the relevant tax bureaus and customs authorities have been duly obtained and completed in accordance with the relevant rules and regulations.

(iv)                              The PRC Subsidiary is not in receipt of any letter or notice from any relevant PRC Governmental or Regulatory Authority notifying revocation of any permits or licenses issued to it for noncompliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by it.

(v)                                 In respect of approvals, licenses or permits requisite for the conduct of any part of the business of the PRC Subsidiary which are subject to periodic renewal, neither the Company nor the PRC Subsidiary has any valid reason to believe that such requisite renewals will not be timely granted by the relevant PRC Governmental or Regulatory Authorities.

(c)                                  Shareholding Structure. The registered capital of the PRC Subsidiary is fully paid up. The Company legally and beneficially owns 100% of the equity interest in the PRC Subsidiary. There are no outstanding rights, or commitments made by the Company to sell any of its equity interest in the PRC Subsidiary.

(d)                                 Business Scope. The PRC Subsidiary has been conducting and will conduct its business activities within the permitted scope of business as set forth on its Business License and its foreign invested enterprise approval certificate, as currently in effect, copies of which have been provided to the Acquiror, and is otherwise operating its business in full compliance with all relevant legal requirements and with all requisite licenses, permits and approvals granted by competent PRC Governmental or Regulatory Authorities.

(e)                                  Subsidiaries or Branch Office. Except as set forth on the Disclosure Schedule, the PRC Subsidiary does not have any, direct or indirect, record or beneficial, subsidiaries, branches or representative offices.

(f)                                    Employment and Social Insurance. The PRC Subsidiary has made timely and proper contributions to those pension, medical, unemployment, housing and other social insurance funds that are mandatory under applicable PRC law in connection with the company’s employment of each employee. Other than required by applicable labor laws of the PRC, the PRC Subsidiary does not provide and is not required to provide any retirement, social insurance, life insurance, medical, dental or other welfare benefits provided on ill-health, injury, death, disability or on termination of employment to any current or former employees of the PRC Subsidiary. The Disclosure Schedule lists all currently effective labor contracts, deferred compensation arrangement, bonus plan, vacation, hospitalization, medical or other plan, policy, trust or arrangement or any other employment compensation agreement. The PRC Subsidiary has complied with all applicable laws with regard to employment, staff or labor management and relating to any benefit plans to which the PRC Subsidiary has adopted or is subject to, including without limitation, Laws pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits and pensions. The PRC Subsidiary does not have any liability whatsoever to make payment to or for the benefit of any current or former employee of the PRC Subsidiary with respect to statutory social insurance plans operated under the laws of the PRC. All contributions and payments required to be made by any employees of the PRC Subsidiary have been fully deducted and paid to the relevant PRC Governmental or Regulatory Authority, and no such deductions have been challenged or disallowed by any PRC Governmental or Regulatory Authority or any employee of the PRC Subsidiary.

(g)                                 Tax. The Disclosure Schedule (A) lists all the annual income Tax Returns filed with respect to the PRC Subsidiary for taxable periods ended on or after December 31, 2003, (B) indicates those Tax Returns that have been audited, (C) indicates those Tax Returns that are currently the subject of an audit, and (D) identifies all enterprise income tax rates and business tax rates applicable to the PRC Subsidiary. Following the Closing, the PRC Subsidiary shall be entitled to the same tax advantaged status in the PRC with respect to “tax holidays” or special tax rates applicable to the PRC Subsidiary prior to the Closing.

(h)                                 Others.

(i)                                     The Company and the PRC Subsidiary is in compliance with all PRC governmental regulations regarding the use, manufacture, advertising, sale, import and export of Company Intellectual Property used in the conduct of the business.

(ii)                                  To the Company’s Knowledge there has been no unauthorized use by, disclose to or by infringement, misappropriation or other violation of any of the Company Intellectual Property used in the conduct of business of the PRC Subsidiary by any third party and/or any current or former officer, employee, consultant or agent of the PRC Subsidiary, including, without limitation, shrinkwrap and off-the-shelf enterprise software applications.

4.33                           Broker’s or Finder’s Fee. Except as set forth on Schedule 4.33, no agent, broker, Person or firm acting on behalf of Acquiror or Buyer or any Subsidiary, is, or will be, entitled to any commission or broker’s or finder’s fees from any of the parties hereto, in connection with this Agreement or any of the Transactions.

4.34                           Intel Contingent Obligation. The Intel Contingent Obligation is equal to $9,816,487.

4.35                           Certificate; Spreadsheet. The information contained in the CFO Certificate and the Spreadsheet is complete and correct.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

As of the date hereof and as of the Closing Date (except where the representation or warranty is expressly made as of another date, in which case such representation or warranty is made only as of such other date), the Buyer Parties hereby represent and warrant to the Company, subject to such exceptions as are specifically disclosed in writing in the disclosure letter, dated, as of the date hereof, and certified by a duly authorized officer of the Acquiror (the “Acquiror Disclosure Schedules”), which exceptions shall specifically identify the Section, subsection, paragraph and clause hereof to which such exception relates and other Sections, subsections, paragraphs and clauses hereof to the extent it is reasonably apparent that such exceptions are applicable to such representations and warranties, as follows:

5.1                                 Organization and Standing. Acquiror is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, having full power and authority to perform its obligations under this Agreement. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware, having full power and authority to perform its obligations under this Agreement. Each of Acquiror and Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction (domestic or foreign) in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would have material adverse effect on the business, assets, financial condition, operations, results of operations or capitalization of Acquiror (an “Acquiror Material Adverse Effect”); provided, however, that in no event shall either of the following, alone or in combination with the other, be deemed to constitute, nor shall either of the following be taken into account in determining whether there has been an Acquiror Material Adverse Effect: (i) any change or changes in the price per share of Acquiror Common Stock or a change in the trading volume of Acquiror Common Stock; (ii) any occurrence or occurrences relating to the industry in which Acquiror operates, other than that which affects Acquiror disproportionately; or (iii) failing to meet or otherwise satisfy analyst or other third party expectations relating to the results of Acquiror’s operations provided that clauses (i) and (iii) shall not exclude any underlying effect which may have caused such change in stock price, trading volume or the failure to meet such expectations. Acquiror has made available to the Company complete and correct copies of its certificate of incorporation and bylaws and the articles of incorporation and bylaws of Buyer.

5.2                                 Capital Structure.

(a)                                  As of December 31, 2005, the authorized capital stock of Acquiror consists of 200,000,000 shares of Acquiror Common Stock and 5,000,000 shares of preferred stock of Acquiror, par value $0.001 per share (the “Acquiror Preferred Stock”). As of December 31, 2005, there were:  (A) 48,837,000 shares of Acquiror Common Stock outstanding; (B) 51,612,000 shares of Acquiror Common Stock issued; (C) 3,641,136 shares of Acquiror Common Stock reserved for issuance pursuant to Acquiror’s stock option plans (such plans, the “Acquiror Stock Plans”); (D) 5,684,286 shares of Acquiror Common Stock issuable upon exercise of awarded but unexercised stock options (excluding 732,626 shares of Acquiror Common Stock issuable upon exercise of awarded but unexercised stock options assumed by Acquiror in acquisitions); and (E) no shares of Acquiror Preferred Stock outstanding. Since December 31, 2005, there have been no changes in the issued capital stock of Acquiror except for:  (i) issuance of shares of Acquiror Common Stock in accordance with the terms of Acquiror Stock Plans; and (ii) repurchases by Acquiror of shares of Acquiror Common Stock in accordance with Acquiror’s publicly announced repurchase programs.

(b)                                 All Acquiror Common Stock which may be issued as Stock Consideration, Escrowed Consideration or upon the exercise of Unvested Options after the Closing Date will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. All securities issued by Acquiror as Stock Consideration or Escrowed

Consideration shall be either registered under the Securities Act or issued under the exemption from registration set forth in Section 3(a)(10) of the Securities Act. Acquiror has taken all corporate action necessary to reserve for issuance a sufficient number of shares of Acquiror Common Stock for delivery upon exercise of Unvested Company Options.

5.3                                 Authority, Binding Effect and Noncontravention.

(a)                                  Each Buyer Party has the requisite corporate power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and has taken all actions necessary to secure all corporate approvals required in connection therewith. The execution, delivery and performance of this Agreement and the consummation of the Transactions by each Buyer Party has been duly authorized by all necessary corporation action. This Agreement constitutes, and the other Transaction Documents to which each Buyer Party is a party will constitute, legal, valid and binding obligations of such Buyer Party, as the case may be, enforceable against each of them in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar Laws affecting the rights of creditors generally and general equity principles (regardless of whether enforceability is considered in a proceeding at Law or in equity).

(b)                                 The execution and delivery of this Agreement does not, and the consummation by Buyer Parties of the transaction contemplated by this Agreement and compliance by Buyer Parties with the provisions of this Agreement will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of, or a “put” right with respect to any obligation under, or to a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Buyer Parties under, (A) the certificate of incorporation (or similar organization document) or bylaws of Acquiror or Acquisition Company, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Buyer Parties or any of their respective properties or assets or (C) subject to the governmental filings and other matters referred to in the following sentence, any judgment or order applicable to Buyer Parties or their respective properties or assets, other than, in the case of clauses (B) and (C), any such conflict, breaches, violations, defaults, rights, losses or liens that individually or in the aggregate could not reasonably be expected to have an Acquiror Material Adverse Effect or prevent or materially delay the ability of Buyer Parties to consummate the transactions contemplated by this Agreement or perform their respective obligations hereunder.

5.4                                 Exchange Act Reports; Financial Statements. A true and complete copy of each annual, quarterly and other report, registration statement, and definitive proxy statement filed by Acquiror with the Securities and Exchange Commission (the “SEC”) since December 31, 2004 (the “Acquiror SEC Documents”) is available on the Web site maintained by the SEC at http://www.sec.gov, other than portions in respect of which confidential treatment was granted by the SEC. As of their respective filing dates, the Acquiror SEC Documents complied or will comply in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Acquiror SEC Documents, and none of the Acquiror SEC Documents contained or will contain on their filing dates any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Acquiror SEC Document filed prior to the date hereof. The financial statements of Acquiror included in the Acquiror SEC Documents (the “Acquiror Financial Statements”) complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, except in the case of pro forma statements, or, in the case of unaudited financial statements, except as permitted under Form 10-Q under the Exchange Act) and fairly presented or will fairly present the consolidated financial position of Acquiror and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of Acquiror’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year-end audit adjustments).

5.5                                 Absence of Certain Changes or Events. Since January 1, 2006, there is not and has not been:  (i) any event that has caused a Material Adverse Effect with respect to Acquiror; or (ii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to prevent or materially delay the ability of Buyer Parties to consummate the transactions contemplated by this Agreement or perform their obligations hereunder.

5.6                                 Litigation. There is no action, suit, arbitration, mediation, proceeding or claim pending, or to Acquiror’s knowledge, threatened against Acquiror or any of its subsidiaries (or any of their respective officers, or directors in their capacities as such) before any agency, court, Governmental or Regulatory Authority, arbitrator or mediator that would reasonably be expected to adversely affect the ability of Buyer Parties to consummate the Transactions contemplated by this Agreement. There is no judgment, decree or order outstanding against Acquiror or any of its subsidiaries that would reasonably be expected to adversely affect the ability of Buyer Parties to consummate the Transactions contemplated by this Agreement.

5.7                                 Compliance With Laws. The businesses of Acquiror and the Acquiror subsidiaries are not being conducted in violation of any applicable Law except for possible violations which, individually or in the aggregate, do not have a Material Adverse Effect with respect to Acquiror.

5.8                                 Brokers. No broker, investment banker, financial advisor or other person, other than as disclosed on Acquiror Disclosure Schedules, the fees and expenses of which will be paid by Acquiror, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer Parties.

5.9                                 Interim Operations of Acquisition Company. Buyer was formed on April 25, 2006 solely for the purpose of engaging in the Transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

5.10                           Offer Materials. The Offer Materials (and any amendment thereof or supplement thereto) will comply as to form in all material respects with applicable Irish Laws. The Offer

Materials, on the date first published, sent or given to the Shareholders and the holders of Vested Options and Company Warrants, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Acquiror with respect to information supplied by the Company in writing for inclusion or incorporation by reference in the Offer Materials.

5.11                           Availability of Funds. Acquiror has as of the date of this Agreement, and will have upon the expiration date of the Offer (as the same may be extended from time to time pursuant to this Agreement) and at the Closing Date, and will make available to the Shareholders at the expiration date of the Offer and at the Closing Date, through cash on hand, the funds necessary to consummate the Offer and the Compulsory Acquisition.

5.12                           Required Vote. This Agreement has been approved by Acquiror, as the sole shareholder of Buyer. No other vote of holders of any class or series of securities of Acquiror or Buyer is necessary to approve this Agreement, or the transactions contemplated hereby.

5.13                           No Knowledge Breach. As of the date hereof, Acquiror is not aware of any facts, events or circumstances that would cause any of the representations or warranties of the Company set forth in Article 4 hereof to be untrue or incorrect in any material respect.

ARTICLE 6

PRE-CLOSING COVENANTS

6.1                                 Access; Confidentiality.

(a)                                  From the date of this Agreement to the Closing Date, the Company shall give Acquiror and its counsel, accountants and other representatives reasonable access during normal business hours to the premises of the Business, personnel, counsel, accountants and other representatives of each of the Company and its Subsidiaries and furnish to Acquiror and such representatives all such additional documents and information with respect to the Business as Acquiror may from time to time reasonably request, provided that the Company shall be required to provide such access or information only to the extent (a) that it does not unreasonably interfere with its operation of the Business or (b) advisable or consistent with the HSR Act and Other Antitrust Laws. No investigation by Acquiror or its representatives shall affect or limit the scope of the representations and warranties of the Company and the Shareholders in the Transaction Documents, as applicable, or limit the liability of the Company or the Shareholders for any breach of such representations and warranties.

(b)                                 The parties acknowledges that the information provided to it in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the NDA, the terms of which are incorporated herein by reference.

6.2                                 Operation of the Business. Except as otherwise expressly permitted or required by this Agreement or with the prior written consent of Acquiror (which consent shall not be unreasonably withheld or delayed) between the date of this Agreement and the Closing Date, the

Company will, and will cause each of its Subsidiaries to use commercially reasonable efforts consistent with past practice and policies to carry on the Company’s business in the ordinary course of business, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to preserve intact its present business organization, keep available the services of its present officers and Key Employees and preserve its relationships with material customers, suppliers, distributors, licensors, licensees and others having material business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Closing Date. The Company shall promptly notify Acquiror of any Material Adverse Effect on the Company.

6.3                                 Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date hereof and the Closing Date, the Company will not, without the prior written consent of Acquiror which consent shall not be unreasonably withheld or delayed, take any affirmative action (i) as a result of which any of the changes or events listed in Section 4.13 (other than subparagraphs (f), (h), (q) and (s)(iii) thereof) is likely to occur, or (ii) expressly prohibited by Section 6.06 of Schedule 6 of the Offer Letter. Notwithstanding the foregoing, the Company may take any action expressly permitted by Section 6.06 of Schedule 6 to the Offer Letter.

6.4                                 No Solicitation. From and after the date of this Agreement until the earlier to occur of the Closing or termination of this Agreement pursuant to its terms, the Company and each of its Subsidiaries will not, and the Company will not permit, authorize or direct any of its directors, officers, employees, representatives, investment bankers, agents or affiliates to, directly or indirectly, (a) solicit, encourage, facilitate or induce submission of any Acquisition Proposal by any person, entity or group (other than Acquiror and its affiliates, agents, and representatives) or (b) participate in any discussions or negotiations with, or disclose any information concerning the Company or any of its Subsidiaries to, or afford access to the properties, books, or records of the Company or any of its Subsidiaries, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than Acquiror and its affiliates, agents, and representatives) in connection with, or that would reasonably be expected to facilitate, any Acquisition Proposal with respect to the Company or any of its Subsidiaries. The Company and each of its Subsidiaries will immediately cease, and cause its directors, officers, employees, representatives, investment bankers, agents and affiliates to cease, any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company and each of its Subsidiaries will within one Business Day of receipt (a) notify Acquirer if, on or after the date of this Agreement, it receives any proposal or inquiry or request for information in connection with an Acquisition Proposal or a proposal that would be reasonably expected to lead to an Acquisition Proposal and (b) unless prohibited by the terms of any confidentiality agreements entered into prior to March 24, 2006, notify Acquiror of the significant terms and conditions of any such Acquisition Proposal including the identity of the party making an Acquisition Proposal. In addition, from and after the date of this Agreement, until the earlier to occur of the Closing or termination of this Agreement pursuant to its terms, the Company will not, and the Company will not permit, authorize or direct any of its directors, officers, employees, representatives, investment bankers, agents and affiliates to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than Acquiror). The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 6.4 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Acquiror shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 6.4 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Acquiror may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by the Company or any of its Subsidiaries, or any director, officer, employee, representative, investment banker, agent or affiliate thereof shall be deemed to be a breach of this Agreement by Company.

6.5                                 Securities Condition.

(a)                                  As soon as reasonably practicable after the date hereof, the Company and Acquiror shall cooperate and prepare and file a Registration Statement on Form S-4 (the “Form S-4”) with the SEC under the Securities Act with respect to the Acquiror Common Stock issuable in the Transaction, and shall use their commercially reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Form S-4 to be cleared by the SEC; provided, however that the obligations under this sentence shall terminate if no Form S-4 is required to be filed in accordance with Section 6.5(d) below. The Company and Acquiror shall cooperate with each other in the preparation of the Form S-4, and shall notify each other of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Form S-4 or for additional information and shall supply each other reasonably promptly with copies of all correspondence between such Party or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Form S-4. The Parties shall give each other an opportunity to review the Form S-4 prior to its being filed with the SEC and shall give each other and their respective counsels the opportunity to review all amendments and supplements to the Form S-4 and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company and Acquiror agrees to use its commercially reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as reasonably practicable after the Form S-4 has been cleared by the SEC, the Company, Buyer and Acquiror shall mail the Offer Materials to the holders of Company Shares and Vested Options and Company Warrants.

(b)                                 Each of Acquiror and the Company agrees to advise the other as promptly as reasonably practicable if, at any time prior to the Closing Date, any information provided by it in the Offer Materials or Form S-4 is or becomes incorrect or incomplete in any material respect and to provide the other with the information needed to correct such inaccuracy or omission. Each of the Company and Acquiror will furnish the other with such supplemental information as may be necessary in order to cause the Offer Materials or Form S-4, insofar as it relates to it, to comply with Applicable Law after the mailing of the Offer Materials to the holders of Company Shares Vested Options and Company Warrants.

(c)                                  The Company agrees to use its commercially reasonable best efforts to provide, as soon as reasonably practicable after the Agreement Date, financial statements with respect to the periods required to be included in the Form S-4 that comply in all material respects with the requirements of Regulation S-X of the SEC for inclusion in the Form S-4 to be filed by Acquiror with respect to the transactions contemplated by this Agreement.

(d)                                 (i) As soon as reasonably practicable after the date hereof and as an alternative to the filing and other obligations with respect to the Form S-4 as provided in Sections 6.5(a)-(c) above, Acquiror shall file an application with the California Department of Corporations requesting a hearing (the “Fairness Hearing”) satisfying the requirements of the California Corporations Code be held as soon as practicable after the date hereof before the California Department of Corporations to determine the fairness to the holders of Company Shares and Company Share Options of the consideration payable to such holders pursuant to the Offer Materials and the terms and conditions of the transactions described in this Agreement, such that, at the Closing, the Stock Consideration shall be deemed exempt securities under Section 3(a)(10) of the Securities Act. Each of Acquiror, Buyer and the Company shall cooperate with each other in the preparation and submission of any and all documents and materials required by the California Department of Corporations in connection therewith (the “Permit Materials”). Each of the Acquiror and the Company shall be solely responsible for any statement, information or omission in the Permit Materials relating to it or its Affiliates based upon written information furnished by it. If the Fairness Hearing shall have been held, and an appropriate permit issued, such that the Stock Consideration shall constitute exempt securities with the meaning of Section 3(a)(10) of the Act, (the “Fairness Determination”), the condition to submission of the Offer Materials to the holders of Company Shares and Company Share Options as provided in Section 2.1(a) hereof and Section 6.5(d)(iii) below shall have been deemed to be met and satisfied and any references in this Agreement to the Form S-4 going effective shall be deemed to be references to such permit being issued, and any references to the Form S-4, including with respect to the Company’s and Acquiror’s representations and warranties, shall be deemed to be references to the Permit Materials. If the Fairness Hearing shall not have been scheduled for a date which is the earlier of (i) on or before June 30, 2006, or (ii) the date on which the Form S-4 can be filed with the SEC, then the Form S-4 shall be filed with the SEC as contemplated by Section 6.5(a) and, unless otherwise agreed to by Acquiror and the Company, Acquiror shall withdraw the application for a Fairness Hearing.

(i)                                     keep hidden text – for autonumbering purposes

(ii)                                  If the Fairness Determination has been received, the Company shall as promptly as reasonably practicable mail the Offer Materials to the holders of Company Shares and Vested Company Share Options and Company Warrants. The Company and Acquiror agree that none of the information provided and to be provided by such party for inclusion in the Permit Materials or the Offer Materials will, at the time the Offer Materials are mailed, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement which has become false or misleading in any earlier communication with respect to such document.

(iii)                               Acquiror’s duty to mail and provide the Offering Materials to the holders of the Company Shares and the Vested Company Share Options and Company Warrants shall be conditioned (the “Securities Condition”) upon (1) the effectiveness of the Form S-4, or (ii) the obtaining of a Fairness Determination from the California Department of Corporations.

If the Fairness Determination has been received, Acquiror shall have no obligation to file a Form S-4 pursuant to Section 6.5(a).

6.6                                 Notice of Developments and Events Constituting Material Adverse Effect. Each party shall notify the other party in writing of (i) any event or occurrence that arose after the Agreement Date and that would cause a breach at the Closing of any of that party’s representations and warranties (a “Development”) or (ii) any event or occurrence arising prior to the Agreement Date that would constitute a Material Adverse Effect as to that party. Each notification as to a Development shall be deemed to supplement or amend the appropriate representation or warranty of that party and that party’s Disclosure Schedules for the purpose of determining the accuracy of any of the representations and warranties made by that party in this Agreement as of the Closing Date, but shall not be deemed to so amend or supplement for the purpose of determining whether any of the conditions set forth in Article 8 has been satisfied (including, without limitation, the condition to Acquiror’s obligations set forth in Section 8.1(c) hereof based on performance by the Company of its obligations pursuant to Sections 6.2 and 6.3 hereof). Any notification with respect to an event or occurrence arising prior to the Agreement Date that would constitute a Material Adverse Effect as to that party shall not be deemed to supplement or amend any representation or warrant of that party or that party’s Disclosure Schedule for either the purpose of determining the accuracy of any representations and warranties made by that party in this Agreement as of the Agreement Date or in determining whether any of the conditions set forth in Article 8 has been satisfied.

6.7                                 HSR Act and Other Antitrust Laws.

(a)                                  The Company and Acquiror shall as promptly as practicable after signing of this Agreement, file with (i) the FTC and the DOJ, the notification and report form required for the Transactions and any supplemental information requested in connection therewith pursuant to the HSR Act, which forms shall specifically request an early termination of the waiting period prescribed by the HSR Act and (ii) any other Governmental or Regulatory Authority, any other filings, reports, information and documentation required for the Transactions pursuant to any Other Antitrust Law, except as otherwise agreed by the parties’ anti-trust counsel or where the absence of such filing will not have a Material Adverse Effect. Each of the Company and Acquiror shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission under the HSR Act and any Other Antitrust Laws. Acquiror and the Company shall split equally the costs and fees payable in connection with such filings and for local counsel fees (if applicable).

(b)                                 Each of the Company and Acquiror shall use its commercially reasonable efforts to promptly obtain any clearance required under the HSR Act and any Other Antitrust Laws for the consummation of the Transactions and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and other Governmental or Regulatory Authorities and shall comply promptly with any such inquiry or request; provided, however, that Acquiror shall not be required to consent to the divestiture or other disposition of any of its or its Affiliates’ material assets or to consent to any other material structural or conduct relief and Acquiror and its Affiliates shall have no obligation to contest, administratively or in court, any ruling, order or other action of any Governmental or Regulatory Authority respecting the Transactions; provided, further, however, that the Company and Acquiror shall both promptly respond to the DOJ or the FTC to a Request for Additional Information.

(c)                                  The parties hereto commit to instruct their respective counsel to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act or under any Other Antitrust Laws, or relating to securing expiration of any waiting periods under such laws, at the earliest practicable dates. Said commercially reasonable efforts and cooperation include, but are not limited to, counsel’s undertaking (i) to keep each other appropriately informed of communications from and to personnel of the reviewing antitrust authority, and (ii) to confer with each other regarding appropriate contacts with and responses to the request or demands from said antitrust authority or its personnel.

6.8                                 Spreadsheet. The Company shall deliver to Acquiror and the Exchange Agent a spreadsheet (the “Spreadsheet”) substantially in the form attached hereto as Schedule 6.8, which spreadsheet shall be certified as complete and correct by the Chief Executive Officer and Chief Financial Officer of the Company as of the Closing and which shall include, among other things, as of the Closing, (i) all Selling Shareholders and their respective addresses as reflected in the Company’s records, indicating whether such holder is an employee or not an employee, the number of Company Shares held by such persons (including whether such shares are Company Ordinary Shares or Company Preferred Shares, the respective certificate numbers, whether such shares are subject to a repurchase right by the Company (including, for each certificate, the number of shares that are vested as of the Closing) and the liquidation preference applicable to each Company Preferred Share), the date of acquisition of such shares, the Preferred Share Initial Cash Distribution Amount applicable to each holder of Company Preferred Shares, the Ordinary Share Initial Cash Distribution Amount applicable to each holder of Company Ordinary Shares, the number of Acquiror Common Stock to be issued to each holder, the number of shares of Acquiror Common Stock to be deposited into the Escrow Fund on behalf of each holder, and such other information relevant thereto or which the Exchange Agent and/or the Escrow Agent may reasonably request, and (ii) all holders of Company Share Options and Company Warrants and their respective addresses, as reflected in the Company’s records, whether each such holder is an employee or not an employee, the number of shares of Company Ordinary Shares or Company Preferred Shares underlying each such Company Share Option and Company Warrant, the grant dates of such Company Share Options and Company Warrants and the vesting arrangement with respect to such Company Share Options and Company Warrants and indicating, with respect to each Company Share Option, whether such Company Share Options are incentive stock options or non-qualified stock options and such other information relevant thereto or which Acquiror may reasonably request. The Company shall deliver the Spreadsheet three Business Days prior to the Closing Date.

6.9                                 Alternative Structures.

(a)                                  Prior to the making of the Offer, the Company agrees to take all actions reasonably requested by Acquiror to implement alternative structures to effect the Transaction (or otherwise transfer shares of any Subsidiary of the Company or any assets of the Company or any of its Subsidiaries to Acquiror or any of its Subsidiaries) as of or immediately preceding the Closing Date.

(b)                                 Prior to the making of the Offer, the Company agrees to take all actions reasonably requested by Acquiror (including arranging for shareholder resolutions) as are necessary to effect an issue of share warrants (as defined for the purposes of the Irish Companies Act 1963) in respect of the entire issued share capital of the Company.

(c)                                  Nothing contained in this Section 6.9 shall obligate the Company to take any action that: (i) the Company determines in good faith will increase the Tax Liability in any material respect of any of the Shareholders as a result of the Transactions or otherwise affect the Company, its directors or the Shareholders as a group, adversely in any material respect; (ii) will cause the Company to incur any material out of pocket expense that will not be assumed or otherwise reimbursed by Acquiror; or (iii) is reasonably likely to materially delay the Closing.

6.10                           Consents, Further Assurances. Consistent with the terms and conditions hereof, each party hereto will use its commercially reasonable efforts to execute and deliver such other documents and take such other actions as reasonably requested by the other party to fulfill the conditions precedent to the obligation of the other party to consummate the Transactions, or as the other party hereto may reasonably request in order to carry out this Agreement and the Transactions. Each of Acquiror and the Company shall use its commercially reasonable efforts and will cooperate with each other to the extent reasonably necessary to obtain all consents, approvals and waivers, if any, from third parties required to consummate the Transactions and shall use its commercially reasonable efforts to cause the conditions set forth in Article 8 to be satisfied. Notwithstanding the foregoing, in connection with the Company’s covenants in this Section 6.5, in no event shall the Company or any of its Subsidiaries be obligated to incur any more than a nominal cost or suffer the loss of any right or benefit under, or incur any material obligation with respect to, any Contract.

6.11                           Nasdaq Listing. Acquiror agrees to cause the listing on Nasdaq the shares of Acquiror Common Stock issuable, and those required to be reserved for issuance, as the Stock Consideration and upon exercise of assumed Unvested Company Options, subject to official notice of issuance.

6.12                           Section 280G. The Company agrees to use its commercially reasonable efforts to seek the approval of the Company’s shareholders in the manner provided for in Section 280G(b)(5) of the Code of any payment in the nature of compensation, deemed payment or any other benefit payable as a result of the Transactions (whether alone or in connection with any subsequent event(s)) that might otherwise be a “parachute payment” under Section 280G of the Code if paid (including any incentive plan for officers of the Company implemented after the date hereof by any Shareholders). The Company agrees to conduct the process of submitting such payments, deemed payments or other benefits for shareholder approval in the time and manner required by Section 280G(b)(5) of the Code and the regulations thereunder.

6.13                           Termination of Company Employee Plans. Effective immediately preceding the Closing, the Company will terminate any and all Company Employee Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code and, at the request of Acquiror, the Company will provide Acquiror with evidence that such plans have been terminated effective immediately prior to the Closing pursuant to resolutions duly adopted by the Board of Directors of the Company or other duly-designated authority. In addition, at the request of Acquiror, the Company will terminate, immediately prior to the Closing, any and all other Company Employee Plans that are “employee welfare benefit plans” within the meaning of Section 3(1) of ERISA, including any group health, dental, severance, separation or salary continuation plans, programs or arrangements, effective as of the date specified by Acquiror and, at the request of Acquiror, the Company will provide Acquiror with evidence that such plans have been so terminated pursuant to resolutions duly adopted by the Board of Directors of the Company or other duly-designated authority. The Company also shall take such other actions in furtherance of terminating such Company Employee Plans as Acquiror may reasonably require.

6.14                           Section 16 Approvals. The Board of Directors (or an appropriate committee thereof) of Acquiror shall grant all approvals and take all other actions required pursuant to Rule 16b-3(d) under the Exchange Act to cause the issuance of the Stock Consideration to be exempt from the provisions of Section 16(b) of the Exchange Act.

6.15                           Severance and Transition Agreements; Employment Agreements.

(a)                                  The Company agrees to use its commercially reasonable efforts to cause each of Joe Wang, Bruce Felt and Matt Dean to execute severance and transition agreements in a form approved by the Company’s board of directors and Acquiror.

(b)                                 The Company agrees to use its commercially reasonable efforts to cause each of the Key Employees to enter into employment agreements in substantially the form previously provided by Acquiror.

6.16                           Retention Bonus Program. Prior to Closing, certain Shareholders may create a retention bonus program for the benefit of certain Company employees that will be funded solely out of payments of Contingent Cash Consideration otherwise payable to such participating Selling Shareholders. In the event such retention bonus program is to be implemented, Acquiror shall take such commercially reasonable action as requested by such participating Selling Shareholders to cooperate with the Company and such Selling Shareholders to structure and implement the retention pool in a Tax efficient manner, provided that Acquiror shall not be required to: (i) incur any material direct or indirect out of pocket expenses in connection with such retention bonus program (including, without limitation, any increased Tax liability), (ii) incur any additional amounts as a result of such action that are deemed to be an operating expense for the purpose of Acquirer’s publicly released operating results; or (iii) otherwise take any action that Acquiror determines in good faith is inconsistent with any applicable Laws, fiduciary duties of Acquiror or its Affiliates or Contracts binding on Acquiror or its Subsidiaries.

ARTICLE 7

POST-CLOSING COVENANTS

7.1                                 Conduct of the Business following the Closing.

(a)                                  Subject to the terms and conditions of the Transaction Documents, following the Closing, Acquiror, in its capacity as the sole shareholder of the Company, shall be entitled to conduct the Business of the Company and the Company’s Subsidiaries (i) until December 31, 2006, in accordance with Schedule 6 of the Offer Letter, and (ii) from and after January 1, 2007, in such manner in its discretion as it may deem appropriate from time to time.

(b)                                 Acquiror shall promptly pay to the appropriate authorities and be responsible for the Stamp Tax incurred in connection with the Transactions.

(c)                                  The Company shall pay and the Acquiror shall cause the Company to pay all Company Transaction Expenses on or prior to the later to occur of (i) the Closing Date, if invoices in respect of such Company Transaction Expenses have been provided to the Company and Acquiror three (3) Business Days prior to the Closing Date, or (ii) the third (3rd) Business Day after the date of delivery to the Company and Acquiror of an invoice in respect thereof. In the event the Company shall be prohibited from making any such payment of Company Transaction Expenses pursuant to Irish Law, Acquiror shall, or shall cause one of its Affiliates, to make such payments at the relevant times.

(d)                                 In the event that, following the Closing, Acquiror shall make an election under Section 338 of the Code with respect to the Company or any Subsidiary of the Company, Acquiror shall indemnify certain affected Shareholders as provided in Schedule 7 to the Offer Document. For this purpose, “Shareholders” shall include any person included as an “Election Indemnified Party” in Schedule 7 to the Offer Document.

7.2                                 Indemnification of Certain Parties.

(a)                                  From and after the Effective Time and for a period of six years from the Closing Date, Acquiror will, and will cause the Company or any of its successors or assigns to, fulfill and honor in all respects, to the extent permitted by applicable Law, the indemnification obligations of the Company for any action that may be instituted by any Person except for any claims that Indemnitees (as defined below) are obligated to indemnify the Indemnified Parties pursuant to Schedule 4 of the Offer Letter (“Covered Claims”) owed to each Person who is or was a director, officer or employee of the Company at or prior to the Closing Date (the “Indemnitees”) pursuant to the indemnification provisions of the Company’s Charter Documents in effect on the date hereof. The Company’s Charter Documents will contain provisions with respect to exculpation and indemnification for Covered Claims that are at least as favorable to the indemnified parties thereunder as those contained in the Company’s Charter Documents as in effect on the date hereof, which provisions shall not be repealed, amended or otherwise modified for a period of six years from the Closing Date in a manner that would adversely affect the rights of individuals who, at any time prior to the Closing Date, were indemnified parties thereunder, except as required by applicable Law.

(b)                                 Acquiror will purchase a “tail” to the Company’s current directors’ and officers’ liability insurance policy to be effective for a period of six (6) years after the Closing Date.

(c)                                  If Acquiror, the Company or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Acquiror or Buyer, as the case may be, shall assume the obligations set forth in this Section 7.2(c).

(d)                                 This Section 7.2(d) is for the benefit of the Indemnitees and is binding on Acquiror, Buyer, the Company and their respective successors and assigns and will be enforceable by the Indemnitees as third party beneficiaries hereof. Notwithstanding the foregoing, the Company and its Subsidiaries shall not be required to indemnify the Indemnitees for any claims that such Indemnitees are obligated to indemnify the Indemnified Parties pursuant to Schedule 4 of the Offer Letter.

7.3                                 Form S-8. Acquiror agrees to file a registration statement on Form S-8 for the shares of Acquiror Common Stock issuable with respect to assumed Company Share Options as soon as is reasonably practicable after the Closing, but in any event not later than ten (10) Business Days following the Closing and shall use all reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) thereafter for so long as any of such options or other rights remain outstanding. In addition, Acquiror agrees to approve the grants of all Acquiror Options for purposes of exempting such grants from the provisions of Section 16(b) of the Exchange Act.

7.4                                 Employee Benefits.

(a)                                  Compensation and Benefits. Acquiror or one of its Affiliates will compensate each Employee (so long as any such Employee remains employed by Buyer or an Affiliate thereof, and subject to Acquiror’s termination rights) after the Closing Date as follows:

(i)                                     at a rate of total cash compensation, including base salary rate and target bonus opportunity, which shall be at least substantially similar in the aggregate to the total cash compensation opportunity provided to the employee by the Company immediately prior to March 24, 2006; and

(ii)                                  during the Contingent Cash Period with Acquiror Employee Benefits Plans that are at least substantially similar in the aggregate to the benefits provided under those Company Plans (including International Employee Plans) in effect immediately prior to March 24, 2006.

(b)                                 Service Credit; Eligibility. Following the Contingent Cash Period, Acquiror shall arrange for each Employee who is a participant in a Company Employee Plan, including any vacation plan or program (the “Company Participants”), who becomes an employee of Acquiror, any Acquiror Affiliate or the surviving Corporation and their dependents to be eligible for substantially similar employee welfare benefits as those received by similarly situated Acquiror employees (or by similarly situated employees of the Applicable Acquiror Affiliate) with similar positions and responsibilities. To the extent permitted under applicable Law and the applicable waiting periods in Acquiror’s employee welfare benefit plans and arrangements, each Company Participant shall be given service credit for all purposes under Acquiror’s employee welfare benefit plans and arrangements, including for eligibility to participate (provided that no retroactive contributions will be required), eligibility for vesting under Acquiror employee welfare benefit plans and arrangements with respect to his or her length of service with the Company (and its subsidiaries and predecessors) prior to the Closing Date, except to the extent that such crediting would result in duplication of benefits. To the extent permitted under applicable Law and the terms and provisions of Acquiror’s employee benefit plans and arrangements, Acquiror shall cause any and all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any Acquiror employee welfare benefit plans and arrangements to be waived with respect to such Company Participants (and their beneficiaries) and shall provide them with credit for any co-payments, deductibles, and offsets (or similar payments) made during the plan year which includes the Closing Date for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Acquiror employee welfare benefit plans or arrangements in which they are eligible to participate after the Closing Date.

7.5                                 Availability of Public Information. For a period following the Closing Date until the date no former holder of Company Shares is required to comply with Rule 145(c) of the SEC in the resale of Acquiror Common Stock required in the Transaction, Acquiror shall cause the adequate current public information required by Rule 144(c) be available in compliance with such Rule.

7.6                                 Pre-Closing Tax Returns. Acquiror shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries for all period beginning before the Closing Date that are filed after the Closing Date (“Pre-Closing Tax Returns”). All such Pre-Closing Tax Returns shall be prepared in a manner consistent with past practice, to the extent permitted by law. Acquiror shall cause any U.S. federal or Irish income tax Pre-Closing Tax Returns to be provided to the Shareholder Representative at least thirty (30) days prior to the due date for such Pre-Closing Tax Returns. The Shareholder Representative shall have the right to review and approve such Pre-Closing Tax Returns to the extent any amount reflected on such Tax Returns could be the responsibility of any Selling Shareholder under this Transaction Agreement or the Offer Letter; provided, however, that this sentence and the preceding sentence shall not apply to a Pre-Closing Tax Return resulting from or reflecting the effects of an election under Section 338(g) of the Code.

ARTICLE 8

CONDITIONS PRECEDENT

8.1                                 Conditions Precedent to Obligations of Acquiror. All obligations of Acquiror to consummate the Transactions in accordance with this Agreement and the Offer Materials are subject to the satisfaction (or waiver by Acquiror) prior thereto of each of the following conditions:

(a)                                  Government Approvals. All consents, approvals and waivers, if any, from any Governmental or Regulatory Authorities required to consummate the Transactions shall have been obtained and delivered to Acquiror, and all applicable waiting periods under the HSR Act or any Other Antitrust Laws shall have expired or been terminated and (if different) all clearances under Other Antitrust Laws shall have been obtained, excepting only those expirations or clearances the absence of which would not be reasonably expected to have a material adverse effect on the consummation of the Transactions; provided, however, that Acquiror may not rely on the conditions set forth in this sentence if the failure to obtain termination of the relevant waiting period under the HSR Act or clearances under any Other Antitrust Laws for the Transactions is in any way a result of Acquiror’s failure to take all necessary actions set forth in Section 6.7.

(b)                                 Ancillary Documents. Acquiror shall have received from the Company executed copies of the respective Transaction Documents to which the Company is a party.

(c)                                  Representations and Warranties; Performance of Obligations. All of the representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any qualification as to materiality or Material Adverse Effect contained in any specific representation or warranty) (other than qualifications as to those specific provisions of such representations and warranties that call for a listing of specific types of items or agreements or are qualified by dollar thresholds) as of the Closing Date with the same force and effect as if made on the Closing Date as provided in Section 6.6 hereof (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except in each case or in the aggregate, as does not constitute a Material Adverse Effect at the Closing Date; all of the terms, covenants, agreements and conditions of the Transaction Documents, as applicable, to be complied with, performed or satisfied by the Company on or before the Closing Date shall have been duly complied with, performed or satisfied in all material respects; and Acquiror shall have received a certificate dated the Closing Date and signed by the Chief Executive Officer of the Company with respect to the foregoing and as set forth in Section 8.1(d) (the “Company Officer’s Certificate”).

(d)                                 Material Adverse Changes. Since the date of the Current Balance Sheet, there shall not have occurred any event or condition of any character that has had, either individually or in the aggregate with all such other events or conditions, a Material Adverse Effect, and the Company Officer’s Certificate shall include a certification as to the foregoing.

(e)                                  Minimum Acquiror Common Stock Value  The Acquiror Common Stock Value shall be not less than the Floor Price, provided that, in the event that Acquiror shall terminate the Offer and the this Agreement pursuant to Section 3.3(a)(ii) hereof on the basis of the failure of this condition or Section 3.3(a)(vi), the Company shall have the right, exercisable on notice given to Acquiror not less than five (5) Business Days following the notice of termination from the Acquiror given pursuant to Section 3.3(b) of the Transaction Agreement, to accept the Floor Price as the Acquiror Common Stock Value (notwithstanding any other provision of the Offer Materials) and thereby cause this condition to be deemed fully satisfied. Any determination by the Company to satisfy this condition by setting the Acquiror Common Stock Value at the Floor Price shall require the written consent of Selling Shareholders holding not less than 80% of the Fully Diluted Company Share Amount, and such consent shall be thereafter binding on all Selling Shareholders.

(f)                                    Company Legal Opinion. Acquiror shall have received a legal opinion of O’Melveny & Myers LLP in customary form as reasonably acceptable to counsel for Acquiror (the “Company Legal Opinion”).

(g)                                 Matheson Ormsby Opinion. Acquiror shall have received a legal opinion of Matheson Ormsby Prentice in customary form as reasonably acceptable to counsel for Acquiror (the “Matheson Ormsby Prentice Opinion”).

(h)                                 Acceptance of Offer. Valid Acceptances shall have been received in accordance with the Transaction Documents by holders of not less than 80% in nominal value for each class of Shares in the issued share capital of the Company.

(i)                                     Release of Liens. The Buyer shall have received releases in terms satisfactory to it of any material liens specified in Section 3.2(a)(vi) hereof.

(j)                                     Securities Condition. Securities Condition shall have been satisfied.

(k)                                  Spreadsheet. Acquiror shall have received from the Company three Business Days prior to the Closing Date the Spreadsheet pursuant to Section 6.7 which shall have been certified as of the Closing Date as complete and correct by the Chief Executive Officer and the Chief Financial Officer of the Company.

(l)                                     Consents. Acquiror shall have received from the Company the Required Consents.

(m)                               Closing Deliveries. Acquiror shall have received all of the closing deliveries listed in Section 3.2 hereof.

8.2                                 Conditions Precedent to Obligations of the Company and the Selling Shareholders. All obligations of the Company and the Selling Shareholders to consummate the Transactions are subject to the satisfaction (or waiver by the Company) prior thereto of each of the following conditions:

(a)                                  Government Approvals. All consents, approvals and waivers, if any, from any Governmental or Regulatory Authorities required to consummate the Transactions shall have been obtained and delivered to Company, and all applicable waiting periods under the HSR Act or any Other Antitrust Laws shall have expired or been terminated and (if different) all clearances under Other Antitrust Laws shall have been obtained, excepting only those expirations or clearances the absence of which would not be reasonably expected to have a material adverse effect on the consummation of the Transactions; provided, however, that the Company may not rely on the conditions set forth in this sentence if the failure to obtain termination of the relevant waiting period under the HSR Act or clearances under any Other Antitrust Laws for the Transactions is in any way a result of the Company’s failure to take all necessary actions set forth in Section 6.7.

(b)                                 Ancillary Documents. The Company shall have received from Acquiror executed copies of the respective Transaction Documents to which Acquiror is a party.

(c)                                  Representations and Warranties; Performance of Obligations. The representations and warranties of Acquiror contained in this Agreement shall be true and correct in all material respects (without giving effect to any qualification as to materiality or an Acquiror Material Adverse Effect contained in any specific representation or warranty (other than qualifications as to those specific provisions of such representations and warranties that call for a listing of specific types of items or agreements or are qualified by dollar thresholds)) at the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except in each case or in the aggregate, as does not constitute an Acquiror Material Adverse Effect; all of the terms, covenants, agreements and conditions of the Transaction Documents, as applicable, to be complied with, performed or satisfied by the Company on or before the Closing Date shall have been duly complied with, performed or satisfied in all material respects; and the Company shall have received a certificate dated the Closing Date and signed by an authorized officer of Acquiror with respect to the foregoing (the “Acquiror Officer’s Certificate”).

(d)                                 Acceptance of Offer. Valid Acceptances shall have been received in accordance with the Transaction Documents by holders of not less than 80% in nominal value for each class of Shares in the issued share capital of the Company.

(e)                                  Securities. The Securities Condition shall have been satisfied.

(f)                                    Nasdaq Listing. The shares of Acquiror Common Stock issuable to the Shareholders as the Stock Consideration and such other shares required to be reserved for issuance upon exercise of assumed Unvested Company Options shall have been authorized for listing on Nasdaq upon official notice of issuance.

(g)                                 Acquiror Public Information. Acquiror shall be in compliance with the requirements of Rule 144(c) of the SEC to make available adequate public information as required by such Rule.

(h)                                 Acquiror Material Adverse Effect; Stock Splits. No Acquiror Material Adverse Effect, nor any split or dividend with respect to the Acquiror Common Stock, shall have occurred during or after the period in which the Acquiror Common Stock Value is determined.

ARTICLE 9

PUBLIC ANNOUNCEMENTS

The Company, the Shareholder Representative and Acquiror will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the Transactions and, except as may be required by applicable Law or any applicable stock exchange regulations, the Company and the Shareholder Representative will not issue any such press release or make any such public statement without the prior written consent of Acquiror.

ARTICLE 10

SHAREHOLDER REPRESENTATIVE

10.1                           Shareholder Representative Provisions. In accordance with the terms and conditions of the Offer, each of the Shareholders who has accepted the Offer shall appoint and designate Vector Capital Corporation, as its agent and attorney-in-fact (the “Shareholder Representative”), with full power in its name and on its behalf to act according to the terms thereof. From and after the Closing Date, (i) all of the terms and conditions set forth in Schedule 6 of the Offer Letter (the “Shareholder Representative Provisions”) shall be deemed incorporated, by this reference thereto, into this Agreement, (ii) the Shareholder Representative shall become a party hereto solely for the purposes of this Article 10 and (iii) the Buyer Parties and the Shareholder Representative shall be entitled to all of the rights and benefits set forth in, and shall be entitled to rely on all of, the Shareholder Representative Provisions. The Shareholder Representative agrees to act as, and undertake the responsibilities of the Shareholder Representative as provided herein.

10.2                           Shareholder Information. Within two (2) Business Days following the receipt thereof, Acquiror shall provide, or cause to be provided, to the Shareholder Representative a copy of the forms of Acceptances received in the Offer.

ARTICLE 11

MISCELLANEOUS

11.1                           Contents of Agreement. This Agreement and the Offer Materials, together with the other Transaction Documents and the Mutual Non-Disclosure Agreement by and between Acquiror and the Company dated as of August 30, 2005, as amended (the “NDA”), sets forth the entire understanding of the parties hereto with respect to the Transactions and supersedes all prior agreements or understandings among the parties regarding those matters.

11.2                           Amendment, Parties in Interest, Assignment, Etc. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by Acquiror, the Company and the Shareholder Representative; provided, however, to the extent that such amendment, modification or supplement adversely affects any Shareholder in a manner different from any other Shareholder, Shareholder Representative must obtain written consent of such affected holder. If any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto. No party hereto shall assign this Agreement or any right, benefit or obligation hereunder; provided, however, that Buyer may assign its rights and obligations hereunder to one or more Persons, (each, an “Assignee”) provided (a) the Assignee executes and delivers to the Company and the Shareholder Representative a document by which the Assignee agrees to be bound by the terms and conditions applicable to Acquiror under this Agreement, and (b) Buyer shall remain obligated to fulfill the Assignee’s obligations hereunder to the extent that the Assignee fails to do so hereunder. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit by a written instrument duly executed by such party.

11.3                           Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular and the singular the plural, (b) references to any gender include all genders, (c) ”or” has the inclusive meaning frequently identified with the phrase “and/or,” (d) ”including” has the inclusive meaning frequently identified with the phrase “but not limited to,” and (e) references to “hereunder” or “herein” relate to this Agreement. The Section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP. This Agreement constitutes the product of the negotiation of the parties hereto and the enforcement hereof shall be interpreted in a neutral manner, and not more strongly for or against any party based upon the source of the draftsmanship hereof.

11.4                           Sole Remedy. The parties hereto acknowledge and agree that, after the Closing, the indemnification provisions contained in the Offer Materials shall be the Buyer Parties’ sole and exclusive remedy with respect to breaches of the representations and warranties, covenants and agreements contained in the Offer Materials. Notwithstanding any other provision in this Agreement, any party hereunder shall have the right to seek specific performance or injunctive relief to enforce another party’s performance of any obligations expressly set forth in the Agreement and the Offer Materials and nothing herein shall be deemed to limit or restrict in any manner any rights or remedies that any party has, or might have, at Law, in equity or otherwise, against any other party hereto, based on fraud or any willful misrepresentation committed by such party.

11.5                           Notices. All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by mail, facsimile message or by a nationally recognized overnight delivery courier. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by overnight delivery courier to the address set forth below or by facsimile to the fax number set forth below (with confirmation of receipt), unless such address or fax number is changed by notice to the other party hereto:

If to Acquiror or Buyer, or following the Closing, the Company:

Avocent Corporation

4991 Corporate Drive

Huntsville, Alabama 35805

Fax:  (256) 430-4030

Attention:  John R. Cooper

with required copies to:

Avocent Corporation

9911 Willows Road NE

Redmond, Washington 98052

Fax:  (425) 861-5757

Attention:  Samuel F. Saracino

and

Morrison & Foerster LLP

755 Page Mill Road

Palo Alto, California 94304

Fax:  (650) 494-0792

Attention:  Michael C. Phillips

If to the Company prior to the Closing:

LANDesk Group Limited

North America

Corporate Headquarters

United States & Canada

698 West 10000 South, Suite 500

South Jordan, Utah 84095

Fax:  (801) 208-1354

Attention:  Zhuo “Joe” Wang

with a required copy to:

O’Melveny & Myers

Embarcadero Center West

275 Battery Street, Suite 2600

San Francisco, CA 94111-3305

Fax:  (415) 984-8701

Attention:  Michael S. Dorf

If to the Shareholder Representative:

Vector Capital Group

456 Montgomery Street, 19th Floor

San Francisco, California 94104

Fax:  (415) 293-5100

Attention:  Christopher G. Nicholson

with a required copy to:

O’Melveny & Myers

Embarcadero Center West

275 Battery Street, Suite 2600

San Francisco, CA 94111-3305

Fax:  (415) 984-8701

Attention:  Michael S. Dorf

11.6                           Governing Law. This Agreement shall be construed and interpreted in accordance with the Laws of the State of New York without regard to its provisions concerning conflict of Laws, except to the extent the laws of Ireland are applicable to the provisions of this Agreement pertaining to the Offer and the Compulsory Acquisition. Each party to this Agreement (a) hereby irrevocably submits to the exclusive jurisdiction and venue of the state and federal courts located in New York, New York for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or related to this Agreement or the Transactions, (b) to the extent not prohibited by applicable Law, hereby waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject to the personal jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution by reason of a lack of personal jurisdiction, that any such proceeding brought in one of the above-named courts is improper by reason of a lack of personal jurisdiction or venue, or that this Agreement or the subject matter hereof may not be enforced in or by such court by reason of a lack of personal jurisdiction or improper venue, and (c) hereby agrees not to commence any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or related to this Agreement or the Transactions other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts. Each party hereto hereby consents to and accepts service of process in any such proceeding in any manner permitted by the Laws of the State of New York or if served pursuant to Section 11.5.

11.7                           Waiver. By executing this Agreement, the Company expressly waives any rights of first refusal or rights of co-sale to which the Company may be entitled pursuant to that certain Right of First Refusal and Co-Sale Agreement dated October 10, 2002, as amended, the Company’s Charter Documents or any other agreement, as a result of the Offer.

11.8                           No Third Party Beneficiaries. Except as contemplated by Sections 7.2 and Article 10, no provision of this Agreement is intended to benefit any Person other than the signatories hereto, nor shall any such provision be enforceable by any other Person.

11.9                           WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

11.10                     Counterparts. This Agreement may be executed in two or more counterparts (delivery of which may occur via facsimile or as an attachment to an electronic mail message in “pdf” or similar format), each of which shall be binding as of the date first written above, and, when delivered, all of which shall constitute one and the same instrument. This Agreement and any documents delivered pursuant hereto, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or as an attachment to an electronic mail message in “pdf” or similar format, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail attachment in “pdf” or similar format to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or as an attachment to an electronic mail message as a defense to the formation of a contract and each such party forever waives any such defense. A facsimile signature or electronically scanned copy of a signature shall constitute and shall be deemed to be sufficient evidence of a party’s execution of this Agreement, without necessity of further proof. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

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IN WITNESS WHEREOF, this Transaction Agreement has been executed by the parties hereto as of the day and year first written above.

AVOCENT CORPORATION

By:	/s/ John R. Cooper
Name:	John R. Cooper
Title:	Chief Executive Officer

CRIMSON ACQUISITION CORP.

By:	/s/ Samuel F. Saracino
Name:	Samuel F. Saracino
Title:	Vice President and Secretary

LANDESK GROUP LIMITED

By:	/s/ Zhuo Wang
Name:	Zhuo “Joe” Wang
Title:	Chief Executive Officer and President

SHAREHOLDER REPRESENTATIVE
(solely in such capacity)

VECTOR CAPITAL CORPORATION

By:	/s/ Christopher Nicholson
Name:	Christopher Nicholson
Title:	Authorized Person

Signature Page
to Transaction Agreement